2021 Proxy **Statement**

Notice of Annual Meeting of Stockholders

BRIXMOR Property Group | BRX LISTED NYSE

March 15, 2021

Dear Fellow Stockholders:

Please join us for Brixmor Property Group Inc.’s Annual Meeting of Stockholders on Tuesday, April 27, 2021, at 9:00 a.m. (Eastern Daylight Time). As in 2020, to support the health and well-being of stockholders during the ongoing COVID-19 pandemic, as well as to encourage higher levels of stockholder participation and help us reduce financial and environmental costs, this year’s Annual Meeting will be held in a virtual format only. You will be able to attend the virtual Annual Meeting, vote and submit questions by first registering at http://www.viewproxy.com/brixmor/2021/htype.asp and then following the instructions that will be emailed to you. Please note that you must register not later than 11:59 p.m. on April 22, 2021.

As in prior years, we are pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites the stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent to stockholders of record at the close of business on February 10, 2021 a Notice of Internet Availability of Proxy Materials. The notice contains instructions on how to access our proxy statement, 2020 annual report to stockholders and annual report on Form 10-K for the year ended December 31, 2020, and how to vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying notice of the Annual Meeting and the proxy statement. We may also report on other matters of current interest to our stockholders.

Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Stockholders who hold shares in their own name through our transfer agent, Computershare, can vote online or by telephone. To vote online or by telephone, follow the instructions contained on the following page. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by completing, dating, signing and returning the proxy card sent to you with the proxy materials. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the virtual Annual Meeting or to vote your shares at the virtual Annual Meeting. If you do attend the virtual Annual Meeting and wish to vote at that time, you may revoke your proxy at or prior to the virtual Annual Meeting.

Thank you for your continued support of Brixmor Property Group Inc.

Sincerely,

James M. Taylor Jr.	John G. Schreiber
Chief Executive Officer and President	Chairman of the Board

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 1

>	PROXY VOTING METHODS

If at the close of business on February 10, 2021, you were a stockholder of record, you may authorize a proxy to vote in accordance with your instructions online, by telephone or, if you have requested or received a paper copy of the proxy materials by mail, or you may vote at the virtual Annual Meeting. For shares held through a broker, bank or other nominee, you may authorize a proxy by submitting voting instructions to your broker, bank or other nominee. To reduce our administrative and postage costs, we ask that you authorize a proxy online or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 79 of the proxy statement.

If you are a stockholder of record and are voting by proxy, your proxy must be received by 11:59 p.m. on April 26, 2021 to be counted.

To authorize a proxy if you are a stockholder of record:

BY INTERNET	Go to the website www.AALvote.com/BRX and follow the instructions, 24 hours a day, seven days a week.

You will need the control number included on your Notice of Internet Availability or proxy card in order to vote online.

BY TELEPHONE	From a touch-tone telephone, dial 1-866-804-9616 and follow the recorded instructions, 24 hours a day, seven days a week.

You will need the control number included on your Notice of Internet Availability or proxy card in order to vote by telephone.

BY MAIL	Mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this online, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 2

>	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. (Eastern Daylight Time) on Tuesday, April 27, 2021

PLACE	To support the health and well-being of stockholders during the ongoing COVID-19 pandemic, as well as to encourage higher levels of stockholder participation and help us reduce the financial and environmental costs associated with the Annual Meeting, this year’s Annual Meeting will be held in a virtual format only. You will be able to attend the virtual Annual Meeting by first registering at http://www.viewproxy.com/brixmor/2021/htype.asp. Please note that you must register not later than 11:59 p.m. on April 22, 2021. You will receive a meeting invitation by e-mail with your unique link and password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual Annual Meeting. For important information about attending the virtual Annual Meeting, see “General Information—How do I attend and vote shares at the virtual Annual Meeting?”

ITEMS OF BUSINESS	1. To elect the nine directors named in this proxy statement to serve until our next annual meeting of stockholders and until their successors are duly elected and qualify.

2. To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

3. To consider and vote on, on a non-binding advisory basis, a resolution to approve the compensation paid to our named executive officers, as described in the enclosed proxy statement.

4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting, or any adjournments or postponements thereof, if you were a stockholder of record at the close of business on February 10, 2021.

VOTING BY PROXY	To ensure your votes are cast, you may authorize a proxy online, by telephone or, if you have requested or received a paper copy of the proxy materials by mail, by completing, signing and returning your paper proxy card by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 75 of the proxy statement and on the proxy card.

By Order of the Board of Directors,

Steven F. Siegel
Executive Vice President, General Counsel & Secretary

This Notice of Annual Meeting and proxy statement are being distributed or made available, as the case may be, on or about March 15, 2021.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 27, 2021:

Our proxy statement, 2020 annual report to stockholders, and Annual Report on Form 10-K for the year ended December 31, 2020 will be available at www.viewproxy.com/brixmor/2021 beginning on or about March 15, 2021. As permitted by the Securities and Exchange Commission (the “SEC”), the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record. All stockholders will have the ability to access our proxy statement, 2020 annual report to stockholders, and Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on February 11, 2021 on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials online or to request a printed copy may be found in the Notice.

In addition, any stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the environmental impact of annual meetings. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

BRIXMOR PROPERTY GROUP INC.

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 869-3000

PROXY STATEMENT

Annual Meeting of Stockholders April 27, 2021 9:00 a.m. (Eastern Daylight Time)

This proxy statement is being furnished by and on behalf of the Board of Directors of Brixmor Property Group Inc. in connection with the solicitation of proxies to be voted at the 2021 annual meeting of stockholders. This proxy statement and our 2020 annual report to stockholders will be available at www.viewproxy.com/brixmor/2021 beginning on or about March 15, 2021.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 4

>	TABLE OF CONTENTS

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 5

>	PROXY STATEMENT SUMMARY

STOCKHOLDER VOTING MATTERS AND RECOMMENDATIONS

Proposal	Board Recommendation	Page
Proposal No. 1 – Election of Directors	For	18
Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm	For	36
Proposal No. 3 – Non-Binding Vote on Executive Compensation	For	38

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 6

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2021

The following table provides information about the nine candidates who have been nominated for election to our Board of Directors. Additional information regarding each nominee’s specific experience, qualifications, attributes and skills can be found under Proposal No. 1. Upon election, these directors will hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. These directors will hold the committee memberships as follows:

« ●	= Committee Chair = Committee Member		Committee Membership
Board Member	Age	Director Since	Audit	Compensation	Nominating & Corporate Governance
James M. Taylor Jr. Chief Executive Officer and President, Brixmor Property Group, Inc.	54	2016
John G. Schreiber Chairman of the Board President, Centaur Capital Partners, Inc.	74	2013		●	●
Michael Berman Former Chief Financial Officer, GGP, Inc.	63	2013	«
Julie Bowerman Chief Global Digital, Consumer and Customer Experience Officer, Kellogg Company	52	2019			●
Sheryl M. Crosland Former Managing Director and Retail Sector Head, JP Morgan Investment Management	68	2016	●
Thomas W. Dickson Former Chief Executive Officer, Harris Teeter Supermarkets, Inc.	65	2015		●
Daniel B. Hurwitz Founder and Chief Executive Officer, Raider Hill Advisors, LLC	57	2016		●
William D. Rahm Senior Managing Director, Centerbridge Partners, L.P.	42	2013		«	●
Gabrielle Sulzberger Strategic Advisor, Two Sigma Impact	60	2015	●		«

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 7

>	2020 BUSINESS OVERVIEW

While the COVID-19 pandemic presented many challenges for the retail real estate industry during 2020, the Brixmor team remained focused on supporting our tenants, employees and other stakeholders. When many of our retailers were forced to temporarily close their locations due to government-mandated orders, we worked to provide resources and additional support to these businesses through our BrixAssist program (see page 11 for additional information). We maintained high property operational standards, while minimizing unnecessary expenses for Brixmor and its tenants as we prioritized enhanced safety and cleanliness protocols across our portfolio. We remained focused on employee engagement and took proactive steps to address the challenges encountered by employees as they transitioned to working in a remote environment. In addition, we significantly expanded our financial capacity and liquidity through the temporary deferral of certain elective capital expenditure projects, the execution of two senior notes offerings aggregating $800 million, and a temporary suspension of our quarterly dividend.

We believe that the pandemic has resulted in the acceleration of many trends in the retail industry and we further believe that Brixmor’s high-quality, nationally diversified portfolio of neighborhood and community shopping centers will be a net beneficiary as retailers increasingly prioritize proximity to their customers and the convenience, accessibility, and flexibility of the open-air retail format. We remain confident in our proven and durable business plan, supported by our attractive rent basis and best-in-class leasing and operating platform, which will continue to drive new leasing productivity and sustain momentum in our reinvestment program. We are prepared for the recovery ahead and positioned to capitalize on the accelerating evolution of the retail industry.

Sarasota Village	Sarasota, FL

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 8

>	2020 BUSINESS HIGHLIGHTS

RESPONSE TO COVID-19

Tenants	Employees	Community	Investors
Implemented BrixAssist; expanded curbside pick-up and outdoor dining and fitness opportunities	Focused on engagement, connectivity, and overall well-being; preserved jobs and salaries Company-wide	Hosted safe and socially-distanced local community events, facilitated employee volunteer efforts, and provided aid in times of need	Consistently focused on engagement and provided enhanced financial and operational disclosures

PORTFOLIO ACTIVITY

89%	2.3M	$403M	$127M
Of billed base rent collected; 6% of billed base rent deferred / abated (1)	Square feet of new leases executed at a 20% rent spread on comparable space	Active reinvestment program, providing strong visibility on future growth	Dispositions completed

FINANCIAL FLEXIBILITY

$1.6B	$800M	$0	5.4
Available liquidity; entirely undrawn credit facility and unencumbered portfolio	Senior notes issued; retired $500M of 2022 maturities	Remaining maturities until 2022; Only $250M of maturities in 2022	Weighted average maturity (in years)

(1)	As of February 5, 2021. Period covers the nine months ended December 31, 2020.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 9

>	CORPORATE RESPONSIBILITY

OPERATING IN A SOCIALLY RESPONSIBLE MANNER

We believe that prioritizing the well-being of all our stakeholders is critical to delivering consistent, sustainable growth. As such, our Corporate Responsibility strategy is driven by creating partnerships that improve the social, economic and environmental well-being of all our stakeholders: our communities, employees, tenants, and investors. We remain guided by our mission to be the “centers of the communities we serve.”

Our Board of Directors, through the Nominating and Corporate Governance Committee, oversees our corporate responsibility initiatives to ensure that our actions continue to demonstrate our strong commitment to operating in a socially responsible manner. To facilitate their oversight, periodic updates are provided by our Executive Vice President, Operations. In 2020, management established an ESG Steering Committee, comprised of individuals from multiple disciplines across the Company and led by our Senior Vice President, Operations & Sustainability. The ESG Steering Committee meets quarterly and focuses primarily on setting, implementing, monitoring, and communicating the Company’s Corporate Responsibility strategy and related initiatives.

As a result of our corporate responsibility efforts, we have been recognized by GRESB as a Green Star recipient and by the Institute for Market Transformation and U.S. Department of Energy Better Buildings Alliance as a Green Lease Leader at the highest Gold level. In addition, we earned an “A” rating in GRESB’s Public Disclosure Score, reflecting the robustness of our material environmental, social and governance (“ESG”) disclosures.

Additional detailed information regarding our Corporate Responsibility strategy can be found in our Corporate Responsibility Report at https://www.brixmor.com/why-brixmor/corporate-responsibility and in our investor relations presentations.

TENANT PARTNERSHIPS

The success of our Company is highly dependent on the success of our tenants and as one of the largest open-air retail landlords in the United States, we support over 5,000 national and regional tenants and local entrepreneurs across the country. By utilizing a combination of local leasing professionals in addition to a dedicated National Accounts leasing team, we attract and retain the most relevant operators to our shopping centers. We strive to be a key partner in the success of our retailers by providing them proactive property management, ongoing tenant coordination, and additional services such as marketing support for our local tenants. We monitor our success through biennial tenant engagement surveys. As a result of feedback from these surveys, we improved communication by launching a tenant portal on our website and provided other desirable on-site amenities at our shopping centers, such as additional soft seating areas and seasonal landscaping.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 10

Our properties, which are thoughtfully merchandised with a robust mix of non-discretionary uses, consumer-oriented services, and value-oriented retail, have served an important role in their communities throughout the pandemic. Accordingly, we swiftly mobilized early in the crisis to support those tenants providing essential functions to ensure that they could continue to safely and effectively serve our communities. We took critical steps to maintain our high property operational standards, while minimizing unnecessary expenses for Brixmor and its tenants as we prioritized enhanced safety and cleanliness protocols across our portfolio. We accommodated and assisted in expanding touchless delivery, BOPIS and curbside pick-up functionality, and provided additional signage, storage and/or dedicated parking, and security enhancements and traffic mitigation as necessary.

We also implemented our multi-faceted BrixAssist program, which included:

•	The roll-out of a robust COVID-19 resource website geared specifically to local, small shop tenants

•	The development of partnerships with external resources capable of assisting tenants with accessing federal relief programs

•	The activation of underutilized outdoor spaces for the benefit of dining, fitness, and other operators across our portfolio

•	The amplification of tenant messaging through Brixmor social media

•	The creation of industry specific programs, such as our Restaurant Re-Emergence Mastermind Program, designed to provide entrepreneurs with access to industry experts and a format for sharing best practices with other business owners

Importantly, we also provided financial support to many of our tenants, primarily through short-term rent deferral agreements with repayment terms reflective of the specific challenges of individual businesses. In more limited circumstances, we provided selective rent abatements.

ENVIRONMENTAL RESPONSIBILITY

We continue to make meaningful progress against our established long-term targets to mitigate our environmental impact through initiatives such as our LED lighting conversion program and electric vehicle charging station installations, reducing our electric usage and greenhouse gas emissions. We also partner with our tenants to achieve our sustainability goals through green lease provisions. In addition to establishing a framework for promoting sustainable operations in a triple net lease environment, these provisions have, and will continue to facilitate the installation of solar panels, providing tenants access to lower-cost on-site renewable energy.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 11

Established 2025 Goals

Progress Against 2025 Goals

During 2021, we intend to formalize our Climate Change Policy. An integral aspect of this Policy will be periodic, portfolio-wide climate change risk assessments to better understand potential impacts to our properties, our tenants and the communities we serve. We will use a third-party data source, review available data, and assess climate change risks and opportunities to help us further understand physical and transition risks associated with climate change across our portfolio. We will provide transparency on these risks by reporting the potential impacts of climate change and our management team’s approach to mitigating the risks in line with the Task Force on Climate-Related Financial Disclosures. In addition, during 2021, we will develop a roadmap to achieve net zero carbon emissions by 2050 for areas under our operational control.

COMMUNITY CONNECTIVITY

Our ongoing commitment to sustainability is also evident in our approach to value-enhancing reinvestment activity, which transforms properties to meet the needs of the communities we serve through strategic repositioning and redevelopment activity, executed with a focus on resource efficiency. Additionally, we work to provide welcoming, safe and attractive retail centers for our tenants and their customers to gather, connect and engage, both within stores at our centers and in public spaces throughout our portfolio.

We further support our communities by hosting local events, volunteering, and providing aid in times of need. In 2020, we conducted our inaugural Brixmor Day of Service, hosting food drives that resulted in over 11,000 donated meals benefiting 33 different organizations. We also utilized funds that were originally set aside for corporate holiday celebrations to allow each employee to designate $125 to agencies in their communities focused on addressing food insecurity. On an annual basis, in addition to our Company-wide Day of Service, each employee receives two paid Service Days each year to make an impact in their respective communities.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 12

To safely promote connection within communities during COVID-19, we hosted famers markets and food trucks, blood drives, art displays, and socially distanced family-friendly activities such as digital scavenger hunts and drive-in movies.

Burlington Square Boston, MA	Martin Downs Port St. Lucie, FL	Braes Oaks Center Houston, TX	Parkway Plaza Binghamton, NY	Festival Centre Charleston, SC
Blackbird Café food donation	Drive-In movie screening	Farmers market	Cub Scouts food drive	Blood donation drive

Pointe Orlando Orlando, FL	Northeast Plaza Atlanta, GA	Victory Square Savannah, GA	Panama City Square Panama City, FL	Roosevelt Mall Philadelphia, PA
Paint Your Pointe art contest	Dia De Los Muertos celebration	Cub Scouts Mobile Race Day	Mosley High School Football + Salvation Army food & blood drive	Sidewalk sale and school supply giveaway

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 13

HUMAN CAPITAL MANAGEMENT

We are highly committed to being a responsible employer and creating and sustaining a positive work environment. Our talented and dedicated employees are the foundation of our success. Together we focus on building a culture that is supportive, collaborative and inclusive, that provides opportunities for both personal and professional growth, and that empowers and encourages thinking and acting like owners in order to create value for all stakeholders. We believe this approach enables us to attract and retain diverse and talented professionals and creates collaborative, skilled, and motivated teams. We monitor our performance through recurring employee engagement surveys and utilize the results from such surveys to continually improve our organization.

~98%	97%	8.5/10
Employee satisfaction rating	Employee survey participation	Employees likely to refer someone to work at Brixmor

The pillars of our human capital strategy are:

Engagement and Connectivity
We believe that employees that are personally engaged in our vision to be the center of the communities we serve and are connected with similarly engaged colleagues will be happier, more effective, and more likely to think and act like owners. Company-wide recognition of excellence is one way we show our team members how important they are to the Company and each other. Our quarterly employee awards include the “Our Center is You” award, which recognizes employees for immersing themselves in and serving our communities, and the “Find A Better Way” award, which recognizes ingenuity. We foster connectivity through company-wide enrichment events, like our TED Talk-style “Big Brain Days” where leading authors discuss topics to inspire individual and team growth, a Board of Directors lunch series, book clubs, and Company-wide community service projects.

Growth

We encourage our employees to grow and develop their interests and passions by providing a wide variety of professional and personal training and learning opportunities. In addition to comprehensive training programs geared toward specific job functions, we provide a number of innovative development programs, such as:

•	BRX Connect, an internal exchange program that permits employees to learn about other functions within the Company

•	Personal development accounts, which provide time off and expense reimbursement for a personal or professional development activity chosen by the employee

•	Leasing Assistant Development Program, a two-year intensive apprenticeship program for entry level leasing employees

•	Predictive Index Behavioral Assessments, which enhance self-awareness, collaboration and inclusion

•	MasterClass subscriptions, available to all employees to stimulate personal growth

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 14

Health and Well-being

Our commitment to the health and well-being of our employees is a crucial component of our culture. We provide a wide-range of employee benefits including comprehensive medical, prescription, dental and vision insurance coverage (the majority of which is paid for by the Company), paid maternity, paternity and adoption leave, matching 401(k) contributions, free life insurance, disability benefits and spousal death benefits, education assistance reimbursements, and flex time. We also encourage healthy lifestyles, through initiatives such as our partnership with Headspace, an online application that enables guided mindfulness and meditation, gym membership discounts, and health-oriented employee competitions, like our “Summer Step Challenge” where all employees are offered a free fitness tracker.

Our commitment to these pillars of our human capital strategy has guided our response to the extraordinary challenges presented by the COVID-19 pandemic. The health of our employees has been a priority and, prior to governmental orders to do so, we closed all of our physical offices and invested significant resources to ensure all employees were safe, functional, and efficient while working at home. We supplemented our health and well-being programs with counseling sessions and provided additional resources for parents navigating schooling challenges. For any employees directly impacted by COVID-19, we have ensured the availability of appropriate time off, coverage for their work responsibilities, and additional support as needed. We have also focused on engagement and connectivity by, among other things, significantly increasing the frequency of our all-employee calls and hosting virtual happy hours and book club meetings. We have continued to encourage growth through virtual training programs and technology-driven productivity and personal development aids. We did not engage in layoffs, furloughs or pay reductions in response to the pandemic.

Diversity and Inclusion

We advocate for diversity and inclusion in every part of our organization and strive to create equal opportunities for all current and future employees. We believe a culture based on diversity and inclusion is critical to our ability to attract and retain talented employees and to deliver on our strategic goals and objectives. Every year each employee signs a pledge to commit to helping us create and maintain an inclusive culture free from harassment based on race, sexual orientation, gender, and other protected classes.

In 2020, we formed a Diversity & Inclusion Leadership Council, which reports directly to our CEO and assists us in maintaining best practices and behaviors to promote diversity and enhance inclusion. We regularly feature diversity and inclusion themes in our trainings and community events, such as our Big Brain Days and Board of Directors lunch series. In addition, to improve our recruitment of diverse talent, we have partnered with Jopwell, a community and job board for diverse professionals. Also, effective in 2021, we have declared Juneteenth as a Brixmor holiday as we believe this date should be recognized and observed across the country.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 15

At the end of 2020, approximately 53% of our employees were female, exceeding the industry benchmark of 48%. We have several women in key leadership positions, including our Executive Vice President, Chief Financial Officer and Treasurer, our Executive Vice President, Chief Talent Officer, and multiple Senior Vice Presidents, among others. We assess gender pay equity annually and have no gender pay gap at these levels for total compensation and for all other levels at Brixmor, the adjusted gender pay ratio for total compensation is less than the U.S. gender pay gap.

Additional detailed information regarding diversity and inclusion at our Company can be found in our Corporate Responsibility Report at https://www.brixmor.com/why-brixmor/careers/social/brixmor-culture/diversity-inclusion.

CORPORATE GOVERNANCE

Our Board is committed to strong corporate governance practices and to conducting business according to the highest ethical standards. We believe we have structured our corporate governance in a manner that closely aligns our interests with those of our stockholders. Our focus on ethical behavior and strong governance practices has been noted by the industry. We have been recognized consistently for our outstanding corporate governance by Green Street and Institutional Shareholders Services (ISS), receiving the highest possible corporate governance score from ISS – a 1/10, which represents the lowest level of governance risk. In addition, Institutional Investor magazine ranked the Company second among mid-cap REITs for the best financially material ESG disclosures and communication of strategy and risk management during COVID-19.

Investor Engagement

Our focus on strong corporate governance is supported by transparency, high-quality disclosure and ongoing investor engagement. We value the outlook and opinions offered by our investors and believe that ongoing dialogue is an important component of our governance practices. Through a strategic, proactive outreach program, we have meaningful discussions with our investors regarding our operational strategy and performance, business and industry trends and market conditions, and our corporate responsibility initiatives and governance practices, while also soliciting their feedback. We share the feedback we receive with our Board of Directors, providing them valuable insight into shareholder views about Brixmor.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 16

We took important steps during 2020 to enhance our financial and operational disclosures in an effort to provide better transparency on the impact of COVID-19 on our business. We provided further detailed disclosure related to the composition of our portfolio and tenancy, the amount of our annualized base rent that was not operating due primarily to government mandated closure orders, rent collection levels by merchandise category, and significant detail related to the complex accounting ramifications of the pandemic.

In general, we engage with our investors through a mix of in-person and telephonic meetings, industry and broker sponsored conferences, non-deal roadshows and property tours. In 2020, we had approximately 600 equity and fixed income investor touchpoints and engaged with the majority of our actively managed investors. Due to the COVID-19 pandemic, most of the interactions during 2020 were virtual.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 17

>	PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, nine nominees will be proposed for election as directors at the Annual Meeting to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. Our nominees were selected by the Board, based on the recommendation of the Nominating and Corporate Governance Committee. All nine nominees currently serve on our Board of Directors. All of the nominees are willing to serve as directors but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our Board of Directors, unless the Board alternatively acts to reduce the size of the Board or maintain a vacancy on the Board in accordance with our bylaws. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

CHARACTERISTICS OF BOARD OF DIRECTOR NOMINEES

89% Independent directors	1/3 Female directors	59 Average director age	6 Average director tenure (in years)

In addition, one of our directors is African American.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2021

The following information describes the offices held, other business directorships and the term of service of each director nominee. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES BELOW.

BRIXMOR PROPERTY GROUP | 2021 PROXY STATEMENT | PAGE 18

>	DIRECTOR NOMINEES

James M. Taylor Jr. Age 54 Director since 2016	Mr. Taylor has served as our Chief Executive Officer and President since May 2016 and as a director since June 2016. Mr. Taylor has more than 20 years of experience in the commercial real estate industry. From 2012 until joining Brixmor, he was Executive Vice President – Chief Financial Officer and Treasurer for Federal Realty Investment Trust, a real estate investment trust, and a member of Federal Realty’s executive and investment committees. At Federal Realty, he was also responsible for sourcing and evaluating business development opportunities for its east coast portfolio, as well as for operational oversight of its southeast portfolio. From 1998 to 2012, Mr. Taylor was a Senior Managing Director and the head of real estate investment banking at Eastdil Secured / Wells Fargo where he successfully completed over $100 billion of public debt and equity offerings, M&A transactions, asset and portfolio sales, private equity placements, mortgage financings and bank loans for his real estate clients. Prior to joining Eastdil Secured, Mr. Taylor practiced corporate and securities law at the law firm Hunton & Williams, with a focus on equity REITs, and also worked as a senior accountant for the accounting firm Price Waterhouse in Washington, D.C. Mr. Taylor is a trustee and a member of the executive board of the International Council of Shopping Centers and serves on the executive board for the National Association of Real Estate Investment Trusts (“NAREIT”). He is also a member of the Urban Land Institute (ULI). He received a B.S. and J.D. from the University of Virginia. In determining that he should serve as a director, our Board considered Mr. Taylor’s extensive experience over more than 20 years in the commercial real estate industry and his knowledge of our business and portfolio as our Chief Executive Officer.

John G. Schreiber Age 74 Director and Chairman since 2013 Committee membership: • Compensation • Nominating & Corporate Governance	Mr. Schreiber has served as a Director since 2013. Mr. Schreiber is the President of Centaur Capital Partners, Inc. In December 2015, he retired as a Partner and Co-Founder of Blackstone Real Estate Advisors (“BREA”). As Co-Chairman of the BREA Investment Committee, Mr. Schreiber oversaw all Blackstone real estate investments since its founding in 1992. Prior thereto, Mr. Schreiber served as Chairman and Chief Executive Officer of JMB Urban Development Co. and Executive Vice President of JMB Realty Corp. Mr. Schreiber currently serves on the Board of Directors of JMB Realty Corp. and Hilton Worldwide Inc., where he serves on the Compensation Committee. Mr. Schreiber is a Director/Trustee of a number of mutual funds managed by T. Rowe Price Associates and a Trustee of Loyola University. He is a past Board member of Invitation Homes, GGP Inc., Hudson Pacific Properties, Inc., Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust, Inc. and Blackstone Mortgage Trust, Inc. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School. In determining that he should serve as a director, our Board considered Mr. Schreiber’s extensive experience with, and strong record of success in investing in, real estate-related assets, as well as his significant experience in serving as a director of various other companies, including real estate companies.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 19

Michael Berman Age 63 Director since 2013 Committee membership: • Audit (Chair)	Mr. Berman has served as a Director since 2013. From December 2011 until January 2018, Mr. Berman served as Chief Financial Officer of GGP, Inc. (“GGP”) and oversaw its finance, accounting, capital markets, treasury, investor relations and corporate communications functions. From September 2003 until he joined GGP in 2011, Mr. Berman served as Executive Vice President and Chief Financial Officer of Equity LifeStyle Properties (formerly Manufactured Home Communities). During 2003, Mr. Berman was an associate professor at the New York University Real Estate Institute. From 1997 to 2002 Mr. Berman served as a managing director in the investment banking department at Merrill Lynch & Co. Mr. Berman currently serves on the boards of Skyline Champion Corp., where he serves on the Governance and Nominating Committee and as the Chairman of the Audit Committee, and Mack-Cali Realty Corporation, where he serves on both the Audit and Compensation Committees. Mr. Berman holds an M.B.A. from Columbia University Graduate School of Business, a J.D. from Boston University School of Law and a bachelor’s degree from Binghamton University in New York. In determining that he should serve as a director, our Board considered his over 35 years of combined experience in the real estate and financial industries, including the retail property sector in particular, and his familiarity with financial reporting and accounting matters.

Julie Bowerman Age 52 Director since 2019 Committee membership: • Nominating & Corporate Governance	Ms. Bowerman has served as a Director since February 2019. Ms. Bowerman is currently the Chief Global Digital, Consumer and Customer Experience Officer of Kellogg Company, a food manufacturing company. Prior to joining Kellogg in 2019, Ms. Bowerman served as the Senior Vice President, Digital Engagement and eCommerce at The Hain Celestial Group, Inc., a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Prior to joining The Hain Celestial Group, Inc. in 2017, she spent over 20 years at The Coca-Cola Company, serving in various roles, including, most recently as Global Vice President, eCommerce, Shopper Marketing and Digital from 2015 to 2017, and as the Vice President and General Manager, eCommerce, North America from 2013-2015. Ms. Bowerman attained a BA, Communications from the University of Dayton and a Masters in Advertising from Michigan State University. In determining that she should serve as a director, our Board considered Ms. Bowerman’s extensive experience in physical and digital commerce, marketing, omni channel sales and consumer products businesses.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 20

Sheryl M. Crosland Age 68 Director since 2016 Committee membership: • Audit	Ms. Crosland has served as a Director since December 2016. Ms. Crosland most recently served as Managing Director and Retail Sector Head at JP Morgan Investment Management’s Global Real Assets Group from 1998 until 2014. She spent over 30 years with JP Morgan in various positions in real estate investment management and served on the Board of Directors of Donahue Schriber Realty Group and Edens Investment Trust. Ms. Crosland attained a B.S. from Furman University and a Master of Science in Industrial Management from Georgia Institute of Technology and is a certified public accountant. In determining that she should serve as a director, our Board considered Ms. Crosland’s extensive experience in the real estate industry, in particular her familiarity with real estate investment, ownership and operational experience.

Thomas W. Dickson Age 65 Director since 2015 Committee membership: • Compensation	Mr. Dickson has served as a Director since 2015. Mr. Dickson most recently served as Chief Executive Officer of Harris Teeter Supermarkets Inc. (“Harris Teeter”), a leading regional supermarket chain of more than 200 supermarkets, primarily in the Southeastern and Mid-Atlantic United States, from February 1997 until Harris Teeter’s sale to The Kroger Co. in January 2014, and also served as Chairman of the Board of Harris Teeter from March 2006 until January 2014. Prior to becoming Chief Executive Officer, Mr. Dickson served as President of Harris Teeter from February 1997 through March 2012 and as Executive Vice President of Harris Teeter from February 1996 to February 1997. From February 1994 to February 1996, Mr. Dickson served as President of American & Efird, Inc., Harris Teeter’s former A&E subsidiary, and from February 1991 to February 1994 he served as Executive Vice President of American & Efird, Inc. He served as Chairman of the Board of The Pantry, Inc. from April 2014 until its sale in March 2015. Mr. Dickson currently serves on the Board of Directors of Dollar Tree, Inc., where he serves on the Compensation Committee. He previously served on the Board of Directors of Conagra Brands, Inc. Mr. Dickson attained a B.A. and M.B.A. from the University of Virginia. In determining that he should serve as a director, our Board considered Mr. Dickson’s extensive operational experience and expertise in the supermarket grocery business, his broad real estate knowledge and his substantial public company Board experience.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 21

Daniel B. Hurwitz Age 57 Director since 2016 Committee membership: • Compensation	Mr. Hurwitz has served as a Director since 2016. Mr. Hurwitz is the Founder and Chief Executive Officer of Raider Hill Advisors, LLC, a private real estate investment and retail advisory firm located in New York City. From February 2016 through May 2016, he served as the Interim Chief Executive Officer and President of Brixmor Property Group. Prior to founding Raider Hill Advisors, LLC, Mr. Hurwitz served as Chief Executive Officer of DDR Corp. (“DDR”), a NYSE listed real estate investment trust, from January 2010 until December 2014, and prior thereto since 1999 held numerous executive positions at DDR. Mr. Hurwitz formerly served as Chairman of the Board of Trustees Executive Committee of the International Council of Shopping Centers. He previously served as a member of the NAREIT Executive Board of Governors and Governance Committee and was on the Board of Directors of GGP Inc., DDR Corp., CubeSmart, Sonae Sierra Brasil, SA and Boscov’s Department Store, Inc. Mr. Hurwitz is a graduate of Colgate University and currently serves as Chairman of the Colgate University Board of Trustees. In determining that he should serve as a director, our Board considered Mr. Hurwitz’s extensive management experience as chief executive officer of another publicly-traded real estate investment trust and interim Chief Executive Officer of the Company, his extensive experience with shopping centers and his extensive experience as a director of other public real estate companies.

William D. Rahm Age 42 Director since 2013 Committee membership: • Compensation (Chair) • Nominating & Corporate Governance	Mr. Rahm has served as a Director since 2013. Mr. Rahm is a Senior Managing Director of Centerbridge Partners, L.P., which he joined at its inception in 2006. He currently leads the firm’s real estate investment activities. Prior to joining Centerbridge, Mr. Rahm was a member of Blackstone’s real estate private equity group, where he completed investments in lodging businesses and real estate assets. Mr. Rahm graduated cum laude from Yale College. He received his J.D. cum laude from Harvard Law School and his M.B.A. with distinction from Harvard Business School. Mr. Rahm currently serves on the Boards of Directors of Merit Hill Holdings REIT LLC, Great Wolf Resorts, Inc. and Radius Global Infrastructure, Inc., where he also serves on the Compensation Committee. Mr. Rahm previously served on the Board of Directors of Extended Stay America, Inc. and Carefree Communities, Inc. In determining that he should serve as a director, our Board considered Mr. Rahm’s extensive experience in real estate and investments and his significant understanding of issues and risks that affect the Company.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 22

Gabrielle Sulzberger Age 60 Director since 2015 Committee membership: • Audit • Nominating & Corporate Governance committee (Chair)	Ms. Sulzberger has served as a Director since 2015. Ms. Sulzberger is a strategic advisor to Two Sigma Impact (“Two Sigma”), a New York-based private equity firm. Prior to joining Two Sigma, from 2005 to 2018, Ms. Sulzberger was a General Partner and co-founder of Rustic Canyon/Fontis Partners, L.P. (“RC/Fontis”), a private equity fund focused on socially responsible investing. During her tenure at RC/Fontis, from October 2011 to February 2013, she served as interim CEO of Johnson Products Company, a portfolio company of RC/Fontis that manufactures hair care products. Previously, from 2002 through 2005, Ms. Sulzberger was Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests. She currently serves on the Board of Directors of Mastercard Incorporated, where she serves as member of both the Audit and Nominating and Governance Committees, Cerevel Therapeutics Holdings Inc., where she serves as the chair of the Audit Committee, and Eli Lilly and Company, where she serves on the Audit Committee and Ethics and Compliance Committee. She has previously served on the Board of Directors of Whole Foods Market, Inc., Stage Stores, Inc., Bright Horizons Family Solutions, and Teva Pharmaceutical Industries. Ms. Sulzberger received a J.D. from Harvard Law School, an M.B.A. from Harvard Business School and a B.A. from Princeton University. In determining that she should serve as a director, our Board considered Ms. Sulzberger’s experience as a general partner, manager and advisor to diversified private equity funds, executive positions of several consumer product companies and her audit committee chairman experience at large public companies, including in the retail sector.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 23

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

The business and affairs of the Company are managed under the direction of our Board, as provided by Maryland law, and the Company conducts its business through meetings of the Board and its three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	Our Board is not classified and each of our directors is subject to re-election annually, and we will not classify our Board in the future without the approval of our stockholders;

•	Our directors may be removed by the vote of a majority of the votes entitled to be cast and our Board may not increase the vote required to remove a director without stockholder approval;

•	We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	Our Board has an independent Chairman and a Presiding Independent Director;

•	All members of our Audit Committee are “financial experts” as defined by applicable SEC regulations;

•	Each senior officer (our Chief Executive Officer, Chief Financial Officer and each Executive Vice President) is expected to own common stock or common stock equivalents equal in market value to at least three to six times his or her annual base salary, depending on his or her position;

•	Our employees (including our executive officers) and members of our Board are prohibited from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes buying or selling puts, calls, options or similar Company-based derivative securities, including for hedging purposes;

•	Our directors are elected by a vote of a majority of votes cast in uncontested elections, and in the event that an incumbent director fails to receive a majority of votes cast in an uncontested election, such incumbent director is required to submit his or her resignation to the Board, which will decide what action to take on the resignation, and the decision will be publicly disclosed;

•	We have opted out of the Maryland unsolicited takeover, business combination and control share acquisition statutes, and in the future will not opt in without stockholder approval;

•	We do not have a stockholder rights plan, and we will not adopt a stockholder rights plan in the future without stockholder approval;

•	As part of our Board tenure and refreshment strategy, we have a mandatory retirement age of 75;

•	Stockholders holding a majority of outstanding shares have the right to amend, alter or repeal our bylaws, or adopt new bylaws, at a duly called meeting of stockholders; and

•	Our Board views its diversity as an important strength, with women, including one African American woman, currently constituting one-third of its members.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 24

OUR COMMITMENT TO BOARD REFRESHMENT

We believe the quality, focus and diversity of skills and experience of our Board have been a key driver of the Company’s success. Our Nominating and Corporate Governance Committee regularly monitors the composition of our Board and identifies ways we can strengthen our Board, including to address particular skill and expertise areas, enhance diversity or replace directors that are expected to retire in the near future, while continuing to balance the benefits of having a board with significant Company knowledge and experience. The consistent, thoughtful and strategic approach of the Nominating and Corporate Governance Committee and the Board with respect to refreshment is illustrated by changes to the Board in the last few years, including the appointment of Julie Bowerman, Chief Global Digital, Consumer and Customer Experience Officer at the Kellogg Company, which addressed, among other things, the Board’s strategic goal of expanding its expertise in digital and e-commerce and improving gender diversity, and the appointment of Sheryl M. Crosland, former Managing Director and Retail Sector Head at JP Morgan Investment Management, which addressed, among other things, the Board’s strategic goal of expanding its retail experience, increasing its number of financial experts and improving gender diversity.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Berman, Dickson, Hurwitz, Rahm and Schreiber and Mses. Bowerman, Crosland and Sulzberger is independent for purposes of all applicable NYSE standards, including with respect to committee service. Our Board has also determined that each of Mr. Berman and Mses. Crosland and Sulzberger is “independent” for purposes of Section 10A(m)(3) and each of Messrs. Dickson, Hurwitz, Rahm and Schreiber is “independent” for purposes of Section 10C(b) of the Exchange Act.

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

BOARD STRUCTURE

Our Board is led by the Chairman. The Chief Executive Officer position is separate from the Chairman position. We believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. Accordingly, Mr. Schreiber serves as Chairman, while Mr. Taylor serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of competing views and provides for strong checks and balances. Additionally, Mr. Schreiber’s attention to Board and committee matters allows the Chief Executive Officer to focus more specifically on overseeing the Company’s day to day operations and long-term strategic planning.

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2020, the Board held 11 meetings. All of our directors attended at least 75% of the aggregate of the meetings of the Board and the Committees on which they serve. All nine of our directors attended the 2020 virtual Annual Meeting of Stockholders.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 25

BOARD COMMITTEES

AUDIT COMMITTEE

Members:

Michael Berman (Chair)

Sheryl M. Crosland

Gabrielle Sulzberger

2020 meetings: 6

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found on our website under Investors: Governance: Audit Committee Charter

Requirements:

•       All members are “independent,” in accordance with the Committee’s charter and the applicable NYSE listing standards related to Boards of Directors in general and audit committees in particular

•       Each of the members of the Audit Committee is “financially literate” within the meaning of the NYSE listing standards

•       In addition, our Board has determined that each of the members of the Audit Committee qualifies as an audit committee financial expert as defined by applicable SEC regulations

•       Mr. Berman’s qualification is based on, among other things, his 15 years of experience as a Chief Financial Officer of two public real estate companies

•       Ms. Crosland’s qualification is based on, among other things, her education as a certified public accountant, her more than 30 years of experience in real estate investment management and her service on the audit committees of several private real estate companies

•       Ms. Sulzberger’s qualification is based on, among other things, her more than ten years of experience in private equity, her more than five years of experience as a Chief Financial Officer and her service as audit committee chairman of a public company

Duties and responsibilities:

•	Carries out the responsibilities and duties delegated to it by the Board, including oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes

•	Selects our independent registered public accounting firm and reviews and evaluates its qualifications, performance and independence

•	Reviews and pre-approves the audit and non-audit services and the payment of compensation to the independent registered public accounting firm

•	Reviews reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls

•	Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC

•	Oversees the Company’s risk management policies and procedures (see “Oversight of Risk Management” below) and reviews and discusses with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management

•	Reviews the work of our internal audit function

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 26

COMPENSATION COMMITTEE

Members:

William D. Rahm (Chair)

Thomas W. Dickson

Daniel B. Hurwitz

John G. Schreiber

2020 meetings: 6

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found on our website under Investors: Governance: Compensation Committee Charter

Requirements:

•       All members are “independent,” in accordance with the Committee’s charter and the applicable NYSE listing standards related to Boards of Directors in general and compensation committees in particular

Duties and responsibilities:

•       Establishes and reviews the overall compensation philosophy of the Company

•       Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any

•       Evaluates the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent Directors (as directed by the Board), determines and approves the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer

•       Reviews and approves, or makes recommendations to the Board, on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers

•	Reviews and approves, or makes recommendations to the Board with respect to, all incentive compensation and equity-based plans and awards granted thereunder, including those plans that are subject to the approval of the Board and any plans that are not otherwise subject to the approval of the Company’s stockholders

•	Oversees the activities of the individuals responsible for administering all incentive compensation and equity-based compensation plans

•	Monitors compliance by executives with the rules and guidelines of the Company’s equity-based plans

•	Reviews and monitors all employee retirement, profit sharing and benefit plans of the Company

•	Oversees the preparation of the Compensation Discussion and Analysis and determines whether or not to recommend to the Board that the Compensation Discussion and Analysis be included in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC

Additional items of note:

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.

In 2020, James M. Taylor Jr., our President and Chief Executive Officer, participated in discussions and deliberations with the Compensation Committee regarding determinations of annual cash and equity incentive awards for our executive officers. Specifically, he made recommendations to the Compensation Committee regarding executive salaries, equity awards, the performance targets used under our annual bonus plan and the amounts of annual cash incentive awards. Mr. Taylor did not participate in deliberations regarding his own compensation.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 27

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members:

Gabrielle Sulzberger (Chair)

Julie Bowerman

William D. Rahm

John G. Schreiber

2020 meetings: 2

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found on our website under Investors: Governance: Nominating and Corporate Governance Committee Charter

Requirements:

•       All members are “independent,” in accordance with the Committee’s charter and applicable NYSE listing standards

Duties and responsibilities:

•       Establishes the criteria for the selection of new directors

•       Identifies and recommends to the Board individuals to be nominated as directors

•       Evaluates candidates for nomination to the Board, including those recommended by stockholders

•       Conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates

•       Considers questions of independence and possible conflicts of interest of members of the Board and executive officers

•       Oversees the evaluation of the Board, its committees, as applicable, and management

•       Recommends members of the Board to serve on the committees of the Board and, where appropriate, recommends the removal of any member of any committee

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 28

OVERSIGHT OF RISK MANAGEMENT

The Board oversees risk management related to us and our business and accomplishes this oversight through regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, our administrative and financial controls, and our compliance with legal and regulatory requirements.

Through regular meetings with management, including the finance, legal, information technology and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and various mitigating factors. In addition, our Board receives periodic detailed financial and operational updates from management.

CYBERSECURITY

We are committed to cybersecurity and vigilantly protecting all resources and information from unauthorized access. The Company has implemented a strategic approach to cybersecurity based on the National Institute of Standard in Technology (NIST) framework and performs annual cybersecurity penetration tests via a third party to ensure that we are following security best practices. The Company’s cybersecurity approach incorporates a layered portfolio of technology products and tools, documented policies, end user training and dedicated resources to manage and monitor the evolving threat landscape. We employ dedicated cybersecurity personnel to focus on preventing, identifying and detecting cybersecurity risks. We use advanced next generation protection technologies to rapidly detect and investigate any evidence of malicious activity, which allows us to quickly isolate systems to contain and prevent damage and restore systems, and incidents are required to be reported, including to the Board of Directors, if material or appropriate. The Audit Committee is responsible for overseeing cybersecurity risks, and management provides the Audit Committee updates on at least a quarterly basis. Our cybersecurity personnel regularly evaluate risks and opportunities to improve our cybersecurity program. We also have formal cybersecurity training programs to help prevent attacks that could compromise the Company’s data security and to encourage a culture of cybersecurity vigilance for all employees. Lastly, the Company maintains a stand-alone cyber insurance policy that among other things covers third party liability as well as additional coverage for social engineering fraud, funds transfer fraud and invoice manipulation fraud.

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit, Compensation, and Nominating and Corporate Governance Committee charters, and other corporate governance information are available on the Governance page of the Investors section on our website at www.brixmor.com.

Any stockholder also may request them in print, without charge, by contacting the Secretary at Brixmor Property Group Inc., 450 Lexington Avenue, New York, New York 10017.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 29

EXECUTIVE SESSIONS

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors. In accordance with our Corporate Governance Guidelines, the independent directors have elected Mr. Rahm from among themselves to serve as the Presiding Independent Director to call and preside at executive sessions. The Audit and Compensation Committees also meet regularly in executive sessions.

STOCK OWNERSHIP GUIDELINES

The Board has implemented stock ownership guidelines, which are included in our Corporate Governance Guidelines referenced above. The Board may, in its sole discretion, grant exceptions to the guidelines outlined below.

GUIDELINES FOR SENIOR OFFICERS

•	Each senior officer (our Chief Executive Officer, Chief Financial Officer and each Executive Vice President) is expected to own common stock or common stock equivalents equal in market value to a specified multiple of his or her annual base salary as outlined below:

6x Multiple of base salary Chief Executive Officer	4x Multiple of base salary Chief Financial Officer	3x Multiple of base salary All other senior officers

•	New officers that are subject to the ownership guidelines are expected to be in compliance by the fifth anniversary of their appointment to the position that results in application of the ownership guidelines

•	Each of our named executive officers currently owns shares of common stock or common stock equivalents equal to or greater than their respective ownership guideline

GUIDELINES FOR INDEPENDENT DIRECTORS

•	Each independent director is expected to own our common stock or common stock equivalents equal in market value to five times the cash portion of such independent director’s annual Board fee for the preceding year (exclusive of committee or chairperson fees) within five years of joining the Board

•	Each independent director that has served on the board for five years owns shares of common stock or common stock equivalents equal to or greater than this ownership guideline For purposes of the stock ownership guidelines applicable to both senior officers and independent directors, (i) restricted stock and (ii) earned restricted stock units, which are only subject to a time vesting requirement, are counted toward such requirement.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 30

CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF CONDUCT FOR SENIOR FINANCIAL OFFICERS

We have a Code of Business Conduct and Ethics which applies to all directors, officers and employees of the Company and a Code of Conduct for Senior Financial Officers which applies to our principal executive officer, principal financial officer and principal accounting officer or controller and persons performing similar functions. Each of these codes is available on our website under Investors: Governance.

The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws (including insider trading laws), use of our assets, business conduct and fair dealing. The Code of Conduct for Senior Financial Officers satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or any waivers of the Code of Business Conduct and Ethics or Code of Conduct for Senior Financial Officers granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to accounting or auditing matters: a toll-free phone number, in writing, and a website. The toll-free phone number for directors, officers and employees is available 24 hours a day, seven days a week. Directors, officers and employees may report any violation of the Code of Business Conduct and Ethics that does not concern accounting or auditing matters either in writing or in person. Violations or suspected violations of the Code of Conduct for Senior Financial Officers must be reported to the Company’s General Counsel or the Chairman of the Audit Committee of the Board of Directors and may be made in person, in writing or through a toll-free phone number. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates and recommends nominees for election as directors to the Board. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses overall Board composition considerations, including the importance of diversified Board membership, in terms of both the individuals involved and their various skills and areas of expertise (including expertise that could qualify a director as an “audit committee financial expert” under SEC rules), compliance with NYSE and SEC Board and Committee independence requirements, as applicable, and the size of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, familiarity with our business and industry, independence of thought and his or her ability to work collegially with the other members of the Board. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee may also, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 31

When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business, the Board focused primarily on the information contained in each of the Board member’s biographical information set forth above.

Each of the Company’s Directors:

•	Possess high ethical standards

•	Act with integrity

•	Exercise careful, mature judgement

•	Is committed to employing his or her skills and abilities to aid the long-term interests of the Company’s stockholders and other stakeholders

•	Is knowledgeable and experienced in one or more business, government, or civic endeavors

•	Is familiar with corporate finance and strategic business planning activities unique to publicly-traded companies

In addition, most of the Company’s directors possess experience in both (i) owning and/or managing public or privately held enterprises and (ii) advising and managing companies in various segments of the real estate industry.

In 2021, this process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the nine incumbent directors named in this proxy statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, Brixmor Property Group Inc., 450 Lexington Avenue, New York, New York 10017. Stockholders must comply with the advance notification, timeliness, consent, information and other requirements of our Bylaws regarding director nominations. All recommendations for nomination received by the Corporate Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration. The foregoing requirements are also described under the caption “Stockholder Proposals for the 2022 Annual Meeting.”

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 32

COMMUNICATIONS WITH THE BOARD

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the Chairman, the Presiding Independent Director or chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees, or to any committee of the Board, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Board of Directors or any such individual directors or group or committee of directors by either name or title and sending it by:

•	Mail to:

Brixmor Property Group Inc.

c/o General Counsel

450 Lexington Avenue

New York, New York 10017

•	Email to: PresidingIndependentDirector@brixmor.com

Such communications may be done confidentially or anonymously.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 33

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers, other than Mr. Taylor, whose biographical information is presented under “Director Nominees.”

Angela Aman Age 41 Executive since: 2016	Ms. Aman has served as Executive Vice President, Chief Financial Officer and Treasurer of Brixmor Property Group since May 2016. From August 2015 to May 2016, she was Executive Vice President and Chief Financial Officer of Starwood Retail Partners. From July 2011 to May 2015, she served as the Executive Vice President, Chief Financial Officer and Treasurer of Retail Properties of America, Inc., where she helped oversee the company’s initial public offering. She previously served as a Portfolio Manager with RREEF and she started her career in the real estate practice in the investment banking group at Deutsche Bank in 2001. Ms. Aman serves on the Board of Trustees of Equity Residential, where she serves on the Audit Committee, and on the Steering Committee for the National Association of Real Estate Investment Trusts’ Dividends through Diversity program. She received a B.S. from the Wharton School, University of Pennsylvania.

Brian T. Finnegan Age 40 Executive since: 2014	Mr. Finnegan has served as Executive Vice President, Chief Revenue Officer since February 2020, and previously served as Executive Vice President, Leasing from November 2014 through February 2020. From January 2009 through October 2014, Mr. Finnegan served as our Senior Vice President, Leasing & Redevelopment for the West region. From October 2007 until December 2008, he was Vice President, Redevelopment, and from June 2006 through October 2007 served as Regional Vice President, Leasing. He joined Kramont Realty Trust, a predecessor of Brixmor, in 2004 as a Senior Leasing Associate. Mr. Finnegan serves on the International Council of Shopping Centers’ Open Air Centers Committee. Mr. Finnegan received a B.A. from Duquesne University.

Mark T. Horgan Age 45 Executive since: 2016	Mr. Horgan has served as Executive Vice President, Chief Investment Officer of Brixmor Property Group since May 2016. From 2007 to May 2016, he was a Managing Director and senior member of the retail team at Eastdil Secured, where he advised retail real estate companies in investment underwriting, investor sourcing and capital markets transactions. Prior to joining Eastdil Secured, Mr. Horgan held positions at Federal Realty Investment Trust and Mills Corporation. He received a B.S. in Business Administration from The State University of New York at Buffalo.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 34

Steven F. Siegel Age 60 Executive since: 2007	Mr. Siegel has served as Executive Vice President, General Counsel and Secretary since April 2007 and also Secretary since May 2007. From March 2002 to April 2007, Mr. Siegel was Executive Vice President of New Plan Excel Realty Trust, Inc. and was its General Counsel since 1991. Mr. Siegel joined New Plan Excel Realty Trust, Inc. in 1991 and was a Senior Vice President from September 1998 to March 2002. Mr. Siegel received a B.S. and a J.D. from St. John’s University.

Carolyn Carter Singh Age 58 Executive since: 2010	Ms. Singh has served as Executive Vice President, Chief Talent Officer since January 2017. Ms. Singh previously served as Executive Vice President, Human Resources & Administration from July 2010 until January 2017. From April 2007 through July 2010, Ms. Singh served as our Senior Vice President, Human Resources & Administration. Until April 2007, she was Senior Vice President, Human Resources & Administration of New Plan Excel Realty Trust, Inc., having joined New Plan Excel Realty Trust, Inc. as Director of Human Resources in 2001. Ms. Singh serves on the Action Committee for the NAREIT Dividends through Diversity program. Ms. Singh received a B.A. from Rowan University.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 35

>	PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021. Deloitte & Touche LLP has served as our independent registered public accounting firm since May 2015.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte & Touche LLP are expected to be present at the virtual Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2020 financial statements, we entered into an agreement with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2020 and 2019 and fees billed for other services rendered by Deloitte & Touche LLP for those periods:

	2020	2019
Audit fees (1)	$1,382,330	$1,478,770
Audit-related fees	—	—
Tax fees (2)	305,298	340,185
All other fees	—	—
Total:	$1,687,628	$1,818,955

(1)	Includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and the review of financial statements included in Forms 10-Q and Forms 10-K, including fees related to the issuance of comfort letters and consents. The fees are for services that are normally provided by Deloitte & Touche LLP in connection with statutory or regulatory filings or engagements.
(2)	Includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 36

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 37

>	PROPOSAL NO. 3 – NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution, subject to stockholder vote, to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 40 to 67. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 40 to 67, as well as the discussion regarding the Compensation Committee on page 27. We expect that we will conduct the next advisory vote on executive compensation at the 2022 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 38

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this proxy statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Michael Berman, Chair Sheryl M. Crosland Gabrielle Sulzberger

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Submitted by the Compensation Committee of the Company’s Board of Directors:

William D. Rahm, Chair Thomas W. Dickson Daniel B. Hurwitz John G. Schreiber

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 39

>	COMPENSATION OF OUR EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Compensation Year 2020 (“CY2020”) Named Executive Officers

•	James M. Taylor Jr., our Chief Executive Officer and President

•	Angela Aman, our Executive Vice President, Chief Financial Officer and Treasurer

•	Mark Horgan, our Executive Vice President, Chief Investment Officer

•	Brian T. Finnegan, our Executive Vice President, Chief Revenue Officer

•	Steven F. Siegel, our Executive Vice President, General Counsel and Secretary

Purpose of Compensation Program

Our executive compensation program is designed to attract and retain individuals with the qualifications to manage and lead the Company, and motivate them to develop professionally and contribute to the achievement of our financial and operational goals.

Say on Pay Results

In 2020, stockholders showed support for our executive compensation programs with 96.9% of the votes cast for the approval of the “say on pay” proposal at our 2020 annual meeting of stockholders.

PRIMARY COMPONENTS OF 2020 EXECUTIVE COMPENSATION

Component	Form	Objective & Explanation	Page
Salary	Cash	• Base level compensation, rewards day-to-day performance and standard job duties • Reflects level of responsibilities and experience/tenure	45
Annual Bonus (“Bonus”)	Cash	• Earned for achievement of annual performance objectives • 2020 performance objectives were Company metrics (75%) and Individual Goals (25%) • Named executive officers have bonus ranges with Threshold, Target and Maximum levels represented as percentages of base salary	46
Long Term Incentive (“LTI”)	Performance-based restricted stock units (“PRSUs”) and service-based RSUs with an outperformance modifier	• PRSUs and the outperformance modifier component of service-based RSUs motivate executives to focus on sustained financial performance and longer-term value creation • Provides alignment of interests with stockholders • Performance for PRSUs geared toward total stockholder return over a three-year period • Multi-year vesting periods aid in retention	53

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 40

PRIMARY COMPONENTS OF 2020 EXECUTIVE COMPENSATION

TARGET PAY

Our target pay is heavily weighted toward performance-based and equity-based compensation. Performance-based and equity-based compensation for all named executive officers averages 77% of total compensation.

Composition of Executive Compensation at 2020 Target Levels (1)

Performance-based and equity-based compensation = 82%	Performance-based and equity-based compensation = 74%

(1)	Excludes compensation included in the “All Other Compensation” column of the “Summary Compensation Table.” For more information about this additional compensation, see “Compensation of Our Officers and Directors—Summary Compensation Table.”

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 41

EXECUTIVE COMPENSATION PHILOSOPHY AND CORPORATE GOVERNANCE

Our compensation philosophy is based on best practices and our corporate governance standards are designed to align executive compensation with long-term stockholder interests.

WHAT WE DO:

✓	Structure our Board with experienced independent leadership including an independent Chairman, a Presiding Independent Director and knowledgeable independent committee chairs

✓	Design our compensation programs to reflect our culture of pay for performance, with more than three-quarters of named executive officer compensation being performance and equity based

✓	Undertake an annual review of compensation strategies and programs by the Compensation Committee, including our compensation risk profile

✓	Subject cash and equity incentive compensation to clawback provisions

✓	Subject executive officers and directors to robust stock ownership guidelines

✓	Utilize an independent compensation consultant to advise the Compensation Committee

WHAT WE DO NOT DO:

X	Offer excessive perquisites or special health and welfare plans to executives

X	Guarantee salary / bonus increases

X	Allow hedging or pledging of Company stock

X	Have single trigger cash severance payments in the event of a change-in-control

X	Provide excise tax gross-ups

X	Encourage unreasonable risk-taking through compensation

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 42

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

Our primary executive compensation objectives are to:

•	Attract, retain and motivate executives who are capable of advancing our mission and strategy and ultimately maintain and grow our long-term equity value

•	Reward executives in a manner aligned with our financial performance and individual goals; and

•	Align executives’ interests with our equity owners’ long-term interests through equity participation and ownership

To achieve our objectives, we deliver executive compensation through a combination of the following components: (1) base salary; (2) bonus; (3) LTI; (4) other employee benefits and perquisites; and (5) severance benefits.

SAY-ON-PAY AND SAY-ON-FREQUENCY VOTES

Each year, the Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies. In 2020, stockholders showed support for our executive compensation programs, with 96.9% of the votes cast for the approval of the “say-on-pay” proposal at our 2020 annual meeting of stockholders. The Compensation Committee believes that this support is attributable to the Compensation Committee’s commitment to the alignment of our named executive officers’ compensation with the Company’s performance.

SEC rules require the vote on the frequency of stockholder votes on executive compensation to be held at least once every six years. In light of the Board’s recommendation and the voting results with respect to the frequency of stockholder votes on executive compensation at the 2020 annual meeting of stockholders, the Board decided that the Company will continue to hold an advisory vote on the compensation of named executive officers at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. We currently expect the next stockholder vote on frequency to occur at the Company’s 2026 annual meeting.

CLAWBACK POLICY

The Compensation Committee has implemented a clawback policy, pursuant to which the Company may seek repayment of cash and equity incentive compensation paid to executive officers under certain circumstances. If the Company’s financial results (including GAAP financial statements or non-GAAP financial measures) are restated, the Compensation Committee may recover any incentive compensation received by any covered person during the fiscal years pertaining to the restatement that was in excess of the amount that otherwise would have been paid, giving effect to the restated results.

If the Compensation Committee determines that any covered person has committed fraud or intentional misconduct that either constitutes a violation of law or material breach of Company policy or that could reasonably be expected to result in significant reputational or financial harm to the Company, the Compensation Committee may recover up to 100% of any incentive compensation received by such covered person in the fiscal year during which such misconduct occurred.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 43

COMPENSATION DETERMINATION PROCESS

Role of the Compensation Committee and Management

The Compensation Committee of our Board is responsible for determining the compensation of our Chief Executive Officer and our other named executive officers. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on company performance, retain talent, grow stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities and, as described below, utilized its compensation consultant to assist with 2020 and 2021 compensation decisions.

In 2020, Mr. Taylor, our President and Chief Executive Officer, worked with the Compensation Committee in managing our executive compensation program and he attended meetings of the Compensation Committee. He did not attend portions of meetings relating to his own compensation. Because of his daily involvement with the executive team, our President and Chief Executive Officer made recommendations to the Compensation Committee regarding compensation for the named executive officers other than himself.

Role of the Compensation Consultant

Pay Governance serves as the Compensation Committee’s independent, third-party compensation consultant to provide advice on a range of compensation matters, including its consideration of possible COVID-19 related adjustments to the 2020 compensation program as discussed in more detail below.

Pay Governance reports directly to the Compensation Committee and does not provide services to the Company’s management that are not under the Compensation Committee’s purview. Representatives of Pay Governance have attended meetings of the Compensation Committee and will continue to do so upon request. Prior to retaining Pay Governance, the Compensation Committee considered all factors relevant to Pay Governance’s independence from management, as required by the Compensation Committee’s charter.

Use of Comparative Market Data

The total potential compensation for our executive officers is established based on the scope of his or her individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Our Compensation Committee determines appropriate levels of total compensation for our named executive officers by applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions, and related industry pay in both public and private companies that may compete for our executives, while also considering the relative importance of various positions at the Company given our business plan and organization compared with the business plans of our major competitors. The Compensation Committee also consults with its independent compensation consultant and considers compensation surveys prepared by FPL Associates for NAREIT to confirm its assessment of appropriate market compensation for our named executive officers. The latest FPL Associates survey contains information reported for each position by 104 equity focused real estate investment trusts (“REITs”), including 32 retail focused REITs. An individual compensation package is then created for each named executive officer using a combination of base salary, annual cash bonus and long-term equity incentives to provide the appropriate level of potential total annual compensation and the right balance of fixed versus at-risk compensation.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 44

Actual compensation of our named executive officers may be higher or lower than the compensation for executives in similar positions at comparable companies based on the performance, skills, experience and specific role of the named executive officer in the organization.

Compensation Risk Management

The Compensation Committee, in consultation with the Company, reviews the Company’s policies and procedures with respect to risk assessment and risk management for compensating all employees of the Company, including non-executive employees, on an annual basis and periodically reports its findings to the Board. Based on this assessment, the Compensation Committee does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION ELEMENTS

Base Salary

Base salary compensates our executives for performing the day-to-day requirements of their positions and provides them with cash income and stability with respect to a portion of their total compensation. We believe that the level of a named executive officer’s base salary should reflect that named executive officer’s performance, experience and breadth of responsibilities, salaries for similar positions within our industry, and any other factors relevant to that particular job. The minimum base salary payable to each named executive officer is set by the terms of an employment agreement entered into with each named executive officer, the material terms of which are summarized in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Our Named Executive Officers” below. Each named executive officer is reviewed annually and is eligible for a discretionary annual merit increase. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities.

The following table reflects the base salaries of our named executive officers at the end of 2020.

Name	Base Salary as of December 31, 2020
James M. Taylor Jr.	$950,000
Angela Aman	$550,000
Mark T. Horgan	$525,000
Brian T. Finnegan	$500,000
Steven F. Siegel	$450,000

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 45

Annual Bonus Plan

In order to motivate our named executive officers to achieve near-term performance goals and tie a significant portion of their cash compensation to realized performance, each named executive officer is eligible for annual cash incentive awards under the Annual Bonus Plan based on achievement of corporate targets (75% of the bonus) and individual qualitative goals (25% of the bonus), each set at the beginning of the fiscal year, with the threshold, target and maximum payout amounts based on a percentage of the named executive officer’s base salary. The named executive officers’ threshold, target and maximum payout amounts were as follows based on the percentages determined by the Compensation Committee in February 2020.

Name	Threshold	Target	Maximum
James M. Taylor Jr.	112.5%	150%	200%
Angela Aman	75%	100%	125%
Mark T. Horgan	75%	100%	125%
Brian T. Finnegan	56.25%	75%	100%
Steven F. Siegel	48.75%	65%	85%

In February 2020, the Compensation Committee determined that the two corporate metrics under the 2020 Annual Bonus Plan (75% of the bonus) would be growth in Same Property Net Operating Income (“SP NOI”) per share and Funds From Operations (“FFO”) per share. SP NOI growth is calculated (using properties owned for the entirety of both periods and excluding properties under development and completed new development properties which have been stabilized for less than one year) as total property revenues (base rent, expense reimbursements, adjustments for revenues deemed uncollectible, ancillary and other rental income, percentage rents and other revenues) less direct property operating expenses (operating costs and real estate taxes). SP NOI excludes (i) corporate level expenses (including general and administrative), (ii) lease termination fees, (iii) straight-line rental income, net, (iv) accretion of above- and below- market leases and tenant inducements, net, (v) straight-line ground rent expense, and (vi) income (expense) associated with the Company’s captive insurance company. FFO per share represents net income (loss), calculated in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains and losses from the sale of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, and (v) after adjustments for unconsolidated joint ventures calculated to reflect FFO on the same basis. In addition, when setting the metrics for FFO per share achievement under the 2020 Annual Bonus Plan, the Compensation Committee determined that reported FFO would be adjusted to exclude litigation and other non-routine legal expenses and any other non-routine or one-time expenses, in its discretion.

The following table shows the weighting assigned to each of the named executive officers for each fiscal 2020 Annual Bonus Plan performance metric.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 46

Name	SP NOI	FFO	Individual Component
James M. Taylor Jr.	37.5%	37.5%	25%
Angela Aman	37.5%	37.5%	25%
Mark T. Horgan	37.5%	37.5%	25%
Brian T. Finnegan	37.5%	37.5%	25%
Steven F. Siegel	37.5%	37.5%	25%

The table below sets forth the original threshold, target, and maximum corporate metrics established by the Compensation Committee in February 2020 for the 2020 Annual Bonus Plan:

Metric	2020 Threshold	2020 Target	2020 Maximum
SP NOI Growth	2.75%	3.125%	3.50%
FFO	$1.88/sh	$1.92/sh	$1.97/sh

COVID-19 Impact on 2020 Annual Bonus Plan

The onset of the COVID-19 pandemic in the U.S. in March 2020 resulted in sudden and severe disruptions to the U.S and global economic environment. The pandemic, government responses to combat it, including widespread “stay-at-home” orders, restrictions on commercial activities, and social distancing guidelines have significantly and adversely impacted the U.S. economy and caused, among other things, a historic increase in unemployment and significant retailer store closures.

These impacts, which occurred after the Compensation Committee had established the corporate targets for the 2020 Annual Bonus Plan set forth above, resulted in a significant change in the Company’s operations, short-term strategy, and 2020 operating results, which directly, adversely and materially impacted our 2020 SP NOI and FFO results as follows:

•	COVID-19 related government restrictions and “social distancing” guidelines forced many of our tenants to close stores, reduce hours or significantly limit service and customer traffic. This caused many of our tenants to face significant financial distress, which in turn resulted in significant increases in revenues deemed uncollectible, decreases in straight-line rental income, and decreases in base rent due to abatements and deferral agreements subject to lease modification treatment. During 2020 the Company recognized $64.3 million of revenues deemed uncollectible and a $34.7 million reversal of straight-line rental income, net, primarily related to COVID-19

•	The pandemic also resulted in lower levels of leasing productivity during 2020 and a decrease in rent spreads compared to pre-pandemic periods

•	To ensure ample liquidity throughout the pandemic, the Company increased its cash position through draws on its revolving credit facility, resulting in increased interest expense

•	To further protect its liquidity position during the pandemic, the Company deferred capital expenditures on accretive redevelopment projects

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 47

In August 2020, the Compensation Committee met to discuss the impact of COVID-19 on the Company’s 2020 compensation program and concluded that the impact of the pandemic on operating conditions would make it impossible for the Company to achieve the 2020 Annual Bonus Plan corporate targets that were set in February 2020. The Compensation Committee also noted that the Board and management had significantly changed the Company’s near-term strategy to focus on resiliency, including through protecting the Company’s liquidity position, working with and supporting distressed tenants to mitigate delinquencies and vacancies, addressing the numerous operational and management challenges of operating during the pandemic in a safe and responsible manner, and preparing the Company to capitalize on post-pandemic opportunities. The Compensation Committee concluded that the 2020 Annual Bonus Plan, in its original form, would not achieve its purpose of motivating and retaining key executives and that the original targets could create incentives that were no longer consistent with the Company’s pandemic strategy.

The Compensation Committee determined that it was not advisable to make any adjustments to the 2020 Annual Bonus Plan during 2020 given the unpredictable nature of the pandemic and the inherent difficulty of predicting its potential impact. Rather, the Compensation Committee decided that it would continue to evaluate the performance throughout the year and evaluate whether discretion would need to be applied following year-end to determine final payouts under the plan. To this end, the Compensation Committee, with the assistance of its compensation consultant and the Chief Executive Officer, developed and then refined an alternative framework that the Compensation Committee could use to evaluate performance managing through the COVID-19 pandemic. This framework, referred to as the “Resilience Scorecard”, set forth criteria that the Compensation Committee believed supported the Company’s pandemic-response strategy, and could be used by the Compensation Committee in exercising discretion with respect to the corporate metric portion of the 2020 Annual Bonus plan award when bonus decisions were made in February 2021.

The Resilience Scorecard set forth the following six general categories by which company performance would be measured (with each general category containing between two and seven specific goals):

•	Operations and leasing: Driving superior rent collection rates, enhancing tenant credit monitoring and reducing operating expenses

•	Supporting existing tenants through the crisis: Developing outdoor space solutions to facilitate curbside pickups, providing small shop tenants with assistance in accessing federal relief programs and increasing tenant communications

•	Employees: Increasing and enhancing communication for connectivity and engagement, prioritizing employee well-being and safety in addition to agility and resilience in adopting to new responsibilities and roles

•	Strengthening balance sheet and enhance liquidity: Obtaining credit facility amendments to provide covenant flexibility, opportunistically accessing the unsecured bond market and raising capital through select non-core dispositions

•	Reporting and communicating with stakeholders: Developing real-time internal reporting on store closures, rent collections and rent relief arrangements, and enhancing external disclosures on portfolio composition, rent collections and the financial impacts of deferral and abatement agreements and reserves on uncollected revenue

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 48

•	Preparing for the recovery: Evaluating staffing needs to capitalize on future growth opportunities, refining internal monitoring of acquisition opportunities and advancing longer lead-time value-enhancing projects

In applying the Resilience Scorecard, the Compensation Committee would assign a score for each general category of goals ranging from 0.75 to 1.25 based on the Compensation Committee’s determination of the Company’s level of achievement for that general category, with 1.0 point representing target performance. The average score for each of the six categories would then be multiplied by the target amount attributed to the corporate metric portion of the award.

In order to address risks related to misalignment of incentives given the Company’s pandemic strategy and motivation and retention risks, the Compensation Committee directed the Chief Executive Officer to share with the Company’s executives the goals that were being considered by the Compensation Committee as it was developing the Resilience Scorecard.

In January 2021 the Compensation Committee confirmed that in determining the corporate metric portion of the 2020 Annual Bonus plan awards it would evaluate Company performance based on the Resilience Scorecard instead of the corporate metrics identified in February 2020 prior to the onset of the pandemic. The Compensation Committee also determined that since the original corporate metric targets were not achieved, it was appropriate to reduce the total amount that could be awarded with respect to the corporate metric portion of any named executive officer’s award to 65% of target for that officer related to the corporate metrics. The composition of the total award for each named executive officer was left unchanged (75% related to corporate metrics/Resilience Scorecard and 25% related to individual performance).

In exercising its discretion to rely on the Resilience Scorecard and to reduce the potential award related to corporate metrics, the Compensation Committee considered a number of factors including:

•	The pandemic had a dramatic adverse impact on the Company’s 2020 SP NOI and FFO (the original corporate metrics), and if these original corporate metrics were used to determine the corporate performance portion of the 2020 Annual Bonus Plan, the named executive officers would not receive any portion of the annual bonus attributable to corporate performance as the actual results for the original metrics were below the threshold level

•	The Company’s success in enhancing liquidity, driving exceptional leasing results in the second half of 2020, including industry-leading rent spreads, demonstrating outperformance relative to peers on rent collection levels and SP NOI results, and transitioning rapidly and effectively to an all-remote workforce

•	Enhanced retention risks given the Company’s recent outperformance relative to peers

•	The Compensation Committee’s belief, based on guidance from its independent compensation consultant, that exercising discretion in determining incentive compensation as a result of the impact of the pandemic would be consistent with market practice

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 49

2020 Annual Bonus Plan Awards Paid

In February 2021, the Compensation Committee determined that the Company had achieved an overall score of 1.1667 on the Resilience Scorecard. Accordingly, the Compensation Committee determined that the corporate metric component of the award was achieved at 75.83% of target.

(1)	Potential award attributable to corporate performance reduced to 65% of each officer’s target award related to corporate metrics, prior to modification by the Resilience Scorecard.
(2)	Resilience Scorecard modifier of corporate metric component of annual bonus award. Based on the average score for each of the six general categories on the resilience scorecard.
(3)	Achievement level for the corporate metric component of the award, which represents 75% of the total annual bonus, as modified by the Resilience Scorecard. The remaining 25% of the total annual bonus was determined based on individual qualitative performance of each executive, as described below.

The Compensation Committee also assessed the individual qualitative performance for each named executive officer.

Mr. Taylor’s accomplishments included:

•	Providing leadership and direction at the onset of and throughout the COVID-19 pandemic

•	Ensuring adequate multi-year liquidity, including raising approximately $900 million of attractively price capital through unsecured notes offerings and dispositions

•	Balancing tenant needs with rent collections, providing accommodations for the tenant utilization of outdoor space and support in accessing federal assistance programs, and negotiating favorable short-term rent deferral and selective rent abatement agreements

•	Maintaining property operational standards and enhancing safety and cleanliness protocols, while minimizing unnecessary expenses for the Company and its tenants

•	Achieving strong second half 2020 leasing activity, expanding tenant base with new grocery concepts and improving intrinsic lease terms

•	Delivering over $110 million of reinvestment activity, despite shifting focus to preserve liquidity and mitigate revenue risk

•	Prioritizing employee health, wellness, safety, engagement and connectivity

•	Establishing a Diversity & Inclusion Leadership Council

•	Completing an employee survey, with results demonstrating high levels of engagement, satisfaction and progress compared to last survey completed in 2018

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 50

•	Continuing Corporate Responsibility efforts across the portfolio and organization; earning recognition from GRESB and Institutional Shareholders Services

•	Broadening and diversifying the Company’s institutional investor base through targeted new investor outreach

•	Delivering sector-leading total shareholder returns over the one- and three-year periods

Ms. Aman’s accomplishments included:

•	Completing three fully remote accounting cycles with no loss of efficiency or performance

•	Developing interdisciplinary quarterly process to assess credit risk across portfolio and enable judgments related to collectability

•	Managing Collections team to achieve industry-leading rent collection levels throughout the pandemic

•	Creating best-in-class COVID-19-related investor disclosure

•	Overseeing IT team in quickly and efficiently transitioning to fully remote workforce by providing, modifying and improving equipment, systems and technology tools, while focusing on high levels of customer service

•	Executing a senior unsecured credit facility amendment and two opportunistic unsecured notes offerings aggregating $800 million, and redeeming of $500 million of unsecured notes due in 2022

•	Launching ATM and Share Repurchase programs (pre-COVID-19 pandemic)

•	Broadening and diversifying the Company’s institutional investor base, and launching online property tour portal to more clearly communicate the impact of the Company’s value-enhancing reinvestment program

Mr. Horgan’s accomplishments included:

•	Leading the Company’s Investment Committee, which reviewed all major leases, redevelopments and property transactions

•	Directing the disposition of 17 assets aggregating approximately 1.6 million square feet for gross proceeds of over $125 million

•	Initiating and leading a process to identify opportunities to monetize attractively priced real estate in the context of the current market environment

•	Partnering with the Company’s regional Presidents to further refine the Company’s list of targeted acquisition opportunities

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 51

Mr. Finnegan’s accomplishments included:

•	Steering the execution of 6.2 million square feet of new and renewal leases, including leases with leading retailers new to the Company’s portfolio, while driving in-place annual base rent per square foot growth and improving intrinsic lease terms

•	Executing strategic leases to facilitate key redevelopment projects

•	Partnering with Collections team to achieve industry-leading rent collection levels throughout the pandemic

•	Overseeing the negotiation of short-term rent deferral and selective rent abatement agreements with certain tenants impacted by COVID-19 in exchange for NAV enhancing lease concessions

•	Enhancing website with a robust COVID-19 resource guide and supporting tenants and communities with social media messaging

•	Pivoting to virtual retailer portfolio reviews and leasing conferences to enhance tenant engagement

•	Continuing to grow the Company’s specialty and outparcel leasing programs

•	Increasing team utilization of technology tools including Salesforce and traffic data

Mr. Siegel’s accomplishments included:

•	Overseeing execution of new anchor lease agreements

•	Assisting in negotiation and documentation of short-term rent deferral and selective rent abatement agreements related to COVID-19

•	Monitoring legal aspects of all acquisitions and dispositions, reinvestments and capital markets transactions

•	Overseeing the Company’s risk management efforts

•	Providing general oversight of all legal matters affecting the Company, including governance related items

Based on this assessment the Compensation Committee determined that each of Messrs. Taylor, Horgan, Finnegan and Siegel and Ms. Aman achieved between target and maximum performance with respect to their individual performance goals. Notwithstanding performance above target, the Compensation Committee further exercised its discretion to reduce each named executive officer’s individual achievement to target level.

Based on these assessments of the corporate metrics and the individual performance goals, the Compensation Committee approved the 2020 Annual Bonus Plan awards detailed in the following table:

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 52

Name	2020 Base Salary	Original Target Bonus as a % of Base Salary	Original Target Bonus Potential	Actual 2020 Annual Bonus (1)	Bonus as a % of Original Target
James M. Taylor Jr.	$950,000	150%	$1,425,000	$1,166,683	82%
Angela Aman	$550,000	100%	$550,000	$450,299	82%
Mark T. Horgan	$525,000	100%	$525,000	$429,831	82%
Brian T. Finnegan	$500,000	75%	$375,000	$307,022	82%
Steven F. Siegel	$450,000	65%	$292,500	$239,477	82%

(1)	The actual bonus amount is based on the weighted average of the corporate performance determination based on the Resilience Scorecard (75% weight) and the individual performance results (25% weight), in each case as determined by the Compensation Committee.

Long-Term Equity Compensation

The Company grants long-term incentive awards to align the Company’s executives with stockholder interests, support long-term value creation and promote the retention and stability of our executive management team.

Under the current executive long-term incentive program, 60% of total equity awards received by the named executive officers are in the form of PRSUs with a three-year performance measurement period commencing in the calendar year of grant based on relative total stockholder return (“TSR”) over such period. Performance over the three-year measurement period for the PRSUs (the “Performance Period”) will be measured by the Compensation Committee after the completion of the Performance Period (the “Measurement Date”). Of the PRSUs that are earned, 50% will vest on the Measurement Date and 25% will vest on January 1 of each of the next two succeeding years.

The total number of PRSUs that can be earned is between 0% (for below threshold performance) and 200% (for maximum performance) of the target level, based on the Company’s TSR performance compared to the constituent companies in the FTSE NAREIT Equity Shopping Centers Index. If the Company’s TSR during the measurement period is negative, the maximum number of PRSUs that may be earned (notwithstanding relative TSR achievement above the target level) is limited to 100% of the target level.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 53

The threshold, target, and maximum performance levels of relative TSR (measured on a compounded annual basis over the measurement period) are as follows:

Level of Achievement	Relative TSR Achieved	Percentage of Award Earned
Below Threshold	Below the 37.5th percentile	0%
Threshold	37.5th percentile	50%
Target	50th percentile	100%
Above Target	62.5th percentile	150%
Maximum	75th percentile	200%

To encourage retention, the remaining 40% of total equity awards received by the named executive officers are granted in the form of service-based restricted stock units (“Service RSUs”) that vest in three equal annual installments beginning on January 1 of the succeeding year. In order to incentivize and reward superior performance, the Service RSUs have attached an outperformance modifier, referred to as Outperformance RSUs that can increase the original Service RSU award based on the Company’s financial and operational outperformance over a specified measurement period. The number of Outperformance RSUs that may be earned is equal to between zero and 2.00 times the number of Service RSUs initially granted, based on achievement of specified FFO per share growth and SP NOI growth hurdles, which were considered at the time of grant not probable of being achieved. The measurement period for the Outperformance RSUs is a three calendar-year period commencing in the year of grant (except that with respect to the 2018 grants, the Outperformance RSUs have a two-year measurement period ending on December 31, 2020). To the extent granted, 50% of the Outperformance RSUs will vest on the Measurement Date and 25% will vest on January 1 of each of the next two succeeding years.

In 2020, the Compensation Committee determined to grant the named executive officers the below number of PRSUs and Service RSUs.

Named Executive Officer	Target PRSUs	Service RSUs
James M. Taylor Jr.	91,649	61,100
Angela Aman	33,604	22,404
Mark T. Horgan	32,077	21,385
Brian T. Finnegan	30,549	20,367
Steven F. Siegel	26,730	17,821

Any Outperformance RSUs earned with respect to the 2020 Service RSUs will be earned and granted following the end of the measurement period on December 31, 2022, as described above.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 54

Forfeiture of PRSUs and Outperformance RSUs

In general, unvested PRSUs are forfeited and Outperformance RSUs are not granted to the extent the applicable performance criteria are not achieved as of the end of the performance period or as of any termination of employment. Upon a termination of employment by the Company without cause, or a resignation by the executive that is as a result of good reason (each as defined in the award agreements), a portion of the PRSUs and Outperformance RSUs will be eligible to become earned in the case of PRSUs or granted in the case of Outperformance RSUs and vested, based on actual performance through the date of termination and subject to proration based on the number of days during the applicable performance period that the executive was employed. The foregoing will also be applicable with respect to the PRSUs upon the executive’s retirement (as defined in the award agreements). Upon a change in control during any performance period, a portion of the PRSUs will become earned or Outperformance RSUs will be granted based on actual performance through the date of the change in control. In addition, in general, unvested Service RSUs are forfeited upon a termination of employment; however, upon a termination of employment by the Company without cause, or a resignation by the executive that is as a result of good reason (each as defined in the award agreements), all unvested Service RSUs will automatically and immediately vest as of the date of termination.

Dividends will be paid currently on unvested Service RSUs. Dividend equivalents will accrue and be paid only on earned PRSUs. Dividend equivalents will only be paid on Outperformance RSUs from and after the date granted.

2018 PRSU Awards Performance Determination

The performance criteria for the 2018 PRSU awards, which performance period began on January 1, 2018 and ended on December 31, 2020, was the percentile ranking of the Company’s TSR over the performance period relative to the TSR of the 17 REITs in the FTSE NAREIT Equity Shopping Centers Index over the performance period (the “Percentile Ranking”). The threshold, target, and maximum performance levels of relative TSR (measured on a compounded annual basis over the measurement period) for the 2018 PRSU awards are described in the second table above. For the three year period ended December 31, 2020, the Company outperformed all 17 REITs in the peer index and its absolute TSR was positive. Accordingly, the Company’s Percentile Ranking was 100%, which resulted in an award payout of 200%. Of the PRSUs that were earned, 50% vested on February 2, 2021, 25% will vest on January 1, 2022 and 25% will vest on January 1, 2023.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 55

2018 Outperformance RSU Awards Performance Determination

The performance period for the 2018 Outperformance RSU awards began on January 1, 2019 and ended on December 31, 2020. The performance criteria was based on achievement of specified FFO per share growth and SP NOI growth hurdles, which were considered at the time of grant not probable of being achieved. Although at December 31, 2019 the Company was on track to achieve between target and maximum SP NOI performance and below threshold FFO performance, as a result of the impact of COVID-19, the Company did not achieve the threshold level of performance for the two years ended December 31, 2020, and thus no awards were earned. Given the impact of COVID-19 on the applicable performance targets, the Compensation Committee considered making adjustments to these awards, but determined not to do so.

Other Employee Benefits and Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Our named executive officers are eligible to receive the same benefits, including life and health benefits and vacation, holiday and sick time that are available to all employees. Our employees, including the named executive officers, are also eligible to participate in a tax-qualified 401(k) plan. Employees may contribute to the 401(k), on a pre-tax basis, between 0% and 50% of their annual pay, up to the maximum allowable amount permitted by the IRS, and we match 100% of the first 3% of the employee’s annual pay in order to encourage employee participation. Our named executive officers also receive supplemental long-term disability coverage, medical and dental benefits. These other employee benefits and perquisites are reflected in the “All Other Compensation” column of the “Summary Compensation Table” below and the accompanying footnote. The Board believes that providing modest perquisites is both customary among our peers and necessary for attracting and retaining talent.

Severance Benefits

The Board believes that severance arrangements are necessary to attract and retain the talent required for our long-term success, and views our severance arrangements as recruitment and retention devices that help secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives. Pursuant to the terms of their employment agreements, each of our named executive officers has severance protection in the case of specified qualifying termination events. The severance payments under these agreements are contingent upon the affected executive’s compliance with specified post-termination restrictive covenants. See “Potential Payments Upon Termination or Change in Control” for descriptions of payments to be made under these agreements.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 56

COMPENSATION ACTIONS TAKEN DURING 2021

Base Salaries

In February 2021, the Compensation Committee determined that Mr. Finnegan’s base salary would increase to $525,000 for 2021. In addition, the Company and Mr. Taylor renewed his employment agreement, which, among other things, increased his minimum base salary to $1,000,000, as described in more detail under “—Renewal of Chief Executive Officer Employment Agreement.” The Compensation Committee further determined that the base salaries of the remaining named executive officers for 2021 would remain unchanged from 2020.

Annual Bonus

In February 2021, the Compensation Committee determined to increase the 2021 maximum annual bonus payout percentage for Ms. Aman from 125% to 150% and for Mr. Finnegan from 100% to 125%. In addition, the Company and Mr. Taylor renewed his employment agreement, which, among other things, increased his annual bonus payout percentages, as described in more detail under “—Renewal of Chief Executive Officer Employment Agreement.”

In February 2021, the Compensation Committee determined that the Annual Bonus Plan for fiscal 2021 will not rely on the Resilience Scorecard framework utilized to determine the corporate performance portion of the 2020 Annual Bonus Plan but, consistent with prior practice, be based on corporate metrics (SP NOI and FFO) established by the Compensation Committee.

Equity-Based Awards

At the February 2021 meeting, the Compensation Committee determined to grant the named executive officers the following number of PRSUs at target level and Service RSUs (which are subject to the outperformance modifier), respectively: 167,575 and 111,717 for Mr. Taylor, 47,679 and 31,787 for Ms. Aman, 45,069 and 30,047 for Mr. Horgan, 42,111 and 28,074 for Mr. Finnegan and 37,587 and 25,058 for Mr. Siegel.

Renewal of Chief Executive Officer Employment Agreement

In February 2021, the Company and Mr. Taylor renewed his employment agreement for an additional five years. Pursuant to the terms of the amended employment agreement, the Company will pay Mr. Taylor a minimum annual base salary of $1,000,000. In addition, Mr. Taylor’s annual cash bonus payout percentages increased to 131.25% if threshold performance objectives are met, 175% if target performance objectives are met and 225% if maximum performance objectives are met (increased from 112.5%, 150% and 200% of annual base salary, respectively). Mr. Taylor’s minimum annual equity compensation beginning in 2021 was also increased to not less than $4,000,000 (from $3 million in prior years). See “Narrative Disclosure to Summary Compensation Table And Grants Of Plan-Based Awards Table-- Employment Agreements with Our Named Executive Officers” for a summary of the agreement, as amended.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 57

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for 2020, 2019 and 2018 for services rendered to us during those fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
James M. Taylor Jr. Chief Executive Officer, President and Director	2020 2019 2018	950,000 923,462 800,000	- - -	2,945,001 3,512,804 2,999,994	- - -	1,166,683 1,752,666 1,220,425	- - -	31,642 31,495 30,290	5,093,326 6,220,427 5,050,709
Angela Aman Executive Vice President, Chief Financial Officer and Treasurer	2020 2019 2018	550,000 541,154 500,000	- - -	1,079,835 1,288,034 999,998	- - -	450,299 630,952 420,922	- - -	24,128 27,632 30,290	2,104,262 2,487,772 1,951,210
Mark T. Horgan Executive Vice President, Chief Investment Officer	2020 2019 2018	525,000 516,154 475,000	- - -	1,030,747 1,229,473 999,998	- - -	429,831 593,871 399,876	- - -	31,642 31,491 30,264	2,017,220 2,370,989 1,905,138
Brian T. Finnegan Executive Vice President, Chief Revenue Officer	2020 2019 2018	500,000 491,154 450,000	- - -	981,661 1,170,935 699,987	- - -	307,022 470,162 358,625	- - -	42,648 42,287 41,026	1,831,331 2,174,538 1,549,638
Steven F. Siegel Executive Vice President, General Counsel and Secretary	2020 2019 2018	450,000 450,000 450,000	- - -	858,944 966,009 824,997	- - -	239,477 364,050 325,564	- - -	28,848 28,701 27,349	1,577,269 1,808,760 1,627,910

(1)	Amounts reported in fiscal 2020 include the aggregate grant date fair value of the PRSUs and Service RSUs (including the attached Outperformance RSU modifier) granted to the named executive officer in 2020, each calculated in accordance with FASB ASC Topic 718. For PRSUs, the grant date fair value calculation in the table above assumes that the target level of performance is achieved. More information on methodologies made when calculating the grant date fair value of the PRSUs and Service RSUs is found in Notes 1 (Nature of Business and Financial Statement Presentation) and 12 (Stock Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020. Assuming the maximum level of performance is achieved, the maximum possible value of PRSUs and Service RSUs (and assuming maximum performance achievement on Outperformance RSUs) granted to each named executive officer is as follows: $7,090,006 for Mr. Taylor; $2,599,684 for Ms. Aman; $2,481,496 for Mr. Horgan; $2,363,330 for Mr. Finnegan; and $2,067,892 for Mr. Siegel.

(2)	Amounts reported in fiscal 2020 reflect cash incentive awards earned by our named executive officers under the Annual Bonus Plan. These awards were based on pre-established, performance-based corporate financial targets (75%) and individual qualitative goals (25%), the outcome of which was uncertain at the time the targets were established, and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” Additional information regarding the Annual Bonus Plan payments is described above under “Compensation Discussion and Analysis—Compensation Elements—Annual Bonus Plan Compensation.”

(3)	We have no pension benefits, nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

(4)	All Other Compensation for 2020 for each named executive officer includes the following:

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 58

Name	Insurance Costs ($) (a)	Company Contribution to Defined Contribution Plans ($)(b)	Use of Company Auto or Auto Allowance ($)	Total ($)
James M. Taylor Jr.	23,092	8,550	-	31,642
Angela Aman	15,578	8,550	-	24,128
Mark T. Horgan	23,092	8,550	-	31,642
Brian T. Finnegan	23,298	8,550	10,800	42,648
Steven F. Siegel	20,298	8,550	-	28,848

(a)	Represents employer-paid medical, dental, life, accidental death and dismemberment, and short and long-term disability insurance premiums.

(b)	Represents the employer’s 401(k) plan matching contributions.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides supplemental information relating to grants of plan-based awards in fiscal 2020 to help explain information provided above in our Summary Compensation Table.

			Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date Fair Value
Name	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock Or Units (#)	of Stock and Option Awards(4) ($)
James M. Taylor Jr.	—	Cash Incentive	1,068,750	1,425,000	1,900,000	—	—	—	—	—
	02/26/2020(2)	PRSUs	—	—	—	45,824	91,649	183,298	—	1,744,997
	02/26/2020(3)	Service RSUs	—	—	—	61,100	61,100	183,300	—	1,200,004

Angela Aman	—	Cash Incentive	412,500	550,000	687,500	—	—	—	—	—
	02/26/2020(2)	PRSUs	—	—	—	16,801	33,604	67,208	—	639,820
	02/26/2020(3)	Service RSUs	—	—	—	22,404	22,404	67,212	—	440,015

Mark Horgan	—	Cash Incentive	393,750	525,000	656,250	—	—	—	—	—
	02/26/2020(2)	PRSUs	—	—	—	16,037	32,077	64,154	—	610,746
	02/26/2020(3)	Service RSUs	—	—	—	21,385	21,385	64,155	—	420,001

Brian T. Finnegan	—	Cash Incentive	280,000	375,000	500,000	—	—	—	—	—
	02/26/2020(2)	PRSUs	—	—	—	15,273	30,549	61,098	—	581,653
	02/26/2020(3)	Service RSUs	—	—	—	20,367	20,367	61,101	—	400,008

Steven F. Siegel	—	Cash Incentive	220,500	292,500	382,500	—	—	—	—	—
	02/26/2020(2)	PRSUs	—	—	—	13,364	26,730	53,460	—	508,939
	02/26/2020(3)	Service RSUs	—	—	—	17,821	17,821	53,463	—	350,004

(1)	Reflects the possible payouts of cash incentive compensation under the Annual Bonus Plan. Amounts are based on individual bonus ranges as a percentage of base salary for each executive.

(2)	Reflects PRSUs granted during 2020.

(3)	Amounts in the “Threshold” and “Target” columns reflect Service RSUs granted during 2020. The amounts in the “Maximum” column reflect the aggregate of the Service RSUs and Outperformance RSUs that may be granted with respect to each RSU award, assuming maximum outperformance based on FFO per share and SP NOI growth between January 1, 2020 and December 30, 2022. Assuming maximum outperformance on the relevant outperformance metrics, Messrs. Taylor, Horgan, Finnegan and Siegel and Ms. Aman will be entitled to be granted up to 122,200, 42,770, 40,734, 35,642 and 44,808, respectively, of Outperformance RSUs (which results in a maximum grant of 183,300, 64,155, 61,101, 53,463 and 67,212, respectively, total shares eligible to be received upon vesting assuming maximum performance collectively with respect to the Outperformance RSUs and the underlying service based RSUs). For more information see “Compensation Discussion and Analysis—Long-Term Equity Compensation.”

(4)	Represents the grant date fair value (at target level) granted during 2020 calculated in accordance with FASB ASC Topic 718 and as described in footnote 1 to the “Summary Compensation Table.”

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 59

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The principal terms of the employment agreements of each of our named executive officers are summarized below, except with respect to potential payments and other benefits upon specified terminations or a “change in control” (as defined in the employment agreements), which are summarized below under “Potential Payments Upon Termination or Change in Control.”

Employment Agreements with Our Named Executive Officers

The employment agreements with each of our named executive officers contain substantially similar terms. Under the employment agreements, each executive is eligible to receive a minimum base salary, as set forth in the applicable agreement, and an annual bonus based on the achievement of specified Company financial goals and individual goals. If these goals are achieved, each executive may receive an annual cash bonus equal to a percentage of his or her base salary as provided below. Each executive officer is also entitled to participate in all employee benefit plans, programs and arrangements made available to other executive officers generally.

Under the employment agreements, a “constructive termination” is deemed to occur upon specified events, subject, in each case, to specified notice and cure periods. Such specified events include a reduction in the executive’s annual salary or incentive compensation opportunities, where the executive’s compensation or other material employee benefit are not paid when due, upon a material reduction in the executive’s authority or responsibilities, upon specified relocation events or, in the case of Messrs. Finnegan and Siegel, where the Company elects not to renew the executive’s employment agreement.

Each of the employment agreements also contain restrictive covenants, including an indefinite covenant on confidentiality of information, and covenants related to non-competition and non-solicitation of our employees, customers and affiliates at all times during the named executive officer’s employment, and for one or two years after specified terminations of the named executive officer’s employment (other than for cause).

Following are the material provisions of the employment agreements of our named executive officers.

Taylor Employment Agreement

Mr. Taylor’s employment agreement provides that he is to serve as Chief Executive Officer and President. As discussed above, the Company and Mr. Taylor entered into an amendment to Mr. Taylor’s employment agreement to extend the term of his employment to May 20, 2026. Mr. Taylor’s amended employment agreement may be terminated by either the Company or Mr. Taylor at any time and for any reason with proper notice. Mr. Taylor’s amended employment agreement increases his minimum annual base salary to $1,000,000. Pursuant to the terms of the amended employment agreement, beginning with the 2021 annual bonus, Mr. Taylor is eligible to receive an annual cash bonus of 131.25% of his annual base salary if threshold performance objectives are met; 175% of his annual base salary if target performance objectives are met; and 225% of his annual base salary for maximum performance (increased from 112.5%, 150% and 200% of annual base salary, respectively). Mr. Taylor’s minimum annual equity compensation beginning in 2021 was also increased to not less than $4,000,000 (from $3 million in prior years). For information about the actual base salary paid and bonus range applicable in 2020, see “—Compensation Discussion and Analysis—Compensation Elements” and “—Summary Compensation Table” above.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 60

Aman Employment Agreement

Ms. Aman’s employment agreement, as amended, provides that she is to serve as Executive Vice President, Chief Financial Officer and Treasurer. The term of Ms. Aman’s employment agreement continues until May 20, 2022 and may be terminated by either the Company or Ms. Aman at any time and for any reason with proper notice. The agreement provides that the Company will pay Ms. Aman a minimum annual base salary of $500,000. Ms. Aman is also eligible to receive a minimum annual bonus of 56% of her annual base salary if threshold performance objectives are met; 75% of her annual base salary if target performance objectives are met; and 100% of her annual base salary for top performance. For information about the actual base salary paid and bonus range applicable in 2020, see “—Compensation Discussion and Analysis—Compensation Elements” and “—Summary Compensation Table” above.

Horgan Employment Agreement

Mr. Horgan’s employment agreement, as amended, provides that he is to serve as Executive Vice President, Chief Investment Officer. The term of Mr. Horgan’s employment agreement continues until May 20, 2022 and may be terminated by the Company or Mr. Horgan at any time and for any reason with proper notice. The agreement provides that the Company will pay Mr. Horgan a minimum annual base salary of $475,000. Mr. Horgan is also eligible to receive a minimum annual bonus of 56% of his annual base salary if threshold performance objectives are met; 75% of his annual base salary if target performance objectives are met; and up to a maximum of 100% of his annual base salary for top performance. For information about the actual base salary paid and bonus range applicable in 2020, see “—Compensation Discussion and Analysis—Compensation Elements” and “—Summary Compensation Table” above.

Finnegan Employment Agreement

Mr. Finnegan’s employment agreement provides that he is to serve as Executive Vice President, Leasing (which title was changed to Executive Vice President, Chief Revenue Officer in 2020) and is eligible to receive a minimum annual base salary of $275,000. Mr. Finnegan is also eligible to receive a minimum annual bonus of 45% of his annual base salary if threshold performance objectives are met; 60% of his annual base salary if target performance objectives are met; and up to a maximum of 85% of his annual base salary for top performance. Mr. Finnegan’s employment agreement extends automatically for one-year periods unless either the Company or Mr. Finnegan elects not to extend the term. For information about the actual base salary paid

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 61

and bonus range applicable in 2020, see “—Compensation Discussion and Analysis—Compensation Elements” and “—Summary Compensation Table” above.

Siegel Employment Agreement

Mr. Siegel’s employment agreement, as amended, provides that he is to serve as Executive Vice President, General Counsel and Secretary and is eligible to receive a minimum annual base salary of $421,199. Mr. Siegel is also eligible to receive a minimum annual bonus of 48.75% of his annual base salary if threshold performance objectives are met; 65% of his annual base salary if target performance objectives are met; and up to a maximum of 85% of his annual base salary for top performance. Mr. Siegel’s employment agreement extends automatically for one-year periods unless either the Company or Mr. Siegel elects not to extend the term. For information about the actual base salary paid and bonus range applicable in 2020, see “—Compensation Discussion and Analysis—Compensation Elements” and “—Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

The following table provides information regarding outstanding awards made to our named executive officers as of December 31, 2020.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James M. Taylor, Jr.	25,284 (2)	418,450	227,560 (7)	3,766,118
	45,766 (3)	757,427	205,950 (8)	3,408,473
	61,100 (4)	1,011,205	34,324 (9)	568,062
	51,609(5)	854,129	91,649 (10)	1,516,791
			30,550 (11)	505,602
Angela Aman	8,428 (2)	139,483	75,854 (7)	1,255,384
	16,780 (3)	277,709	75,516 (8)	1,249,790
	22,404 (4)	370,786	12,584 (9)	208,265
	11,778 (6)	194,926	33,604 (10)	556,146
	17,203 (5)	284,710	11,200 (11)	185,360
Mark Horgan	8,428 (2)	139,483	75,854 (7)	1,255,384
	16,018 (3)	265,098	72,082 (8)	1,192,957
	21,385 (4)	353,921	12,012 (9)	198,799
	9,582 (6)	158,582	32,077 (10)	530,874
	17,203 (5)	284,709	10,691 (11)	176,936
Brian T. Finnegan	5,899 (2)	97,628	53,098 (7)	878,772
	15,255 (3)	252,470	68,650 (8)	1,136,158
	20,367 (4)	337,074	11,440 (9)	189,332
	8,600 (5)	142,330	30,549 (10)	505,585
			10,183 (11)	168,529
Steven F. Siegel	6,953 (2)	115,072	62,580 (7)	1,035,699
	12,585 (3)	208,282	56,636 (8)	937,326
	17,821 (4)	294,938	9,438 (9)	156,199
	15,912 (5)	263,343	26,730 (10)	442,382
			8,910 (11)	147,461

(1)	Amounts reported are based on the closing market price of our common stock as of December 31, 2020.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 62

(2)	Reflects Service RSUs granted in 2018, which vested on January 1, 2021.

(3)	Reflects Service RSUs granted in 2019, 50% of which vested on January 1, 2021 and 50% of which will vest on January 1, 2022.

(4)	Reflects Service RSUs granted in 2020, one third of which vested on January 1, 2021, with the remaining two thirds vesting in two equal installments on January 1, 2022 and January 1, 2023.

(5)	Reflects RSUs that have been earned based on performance for the three-year performance period ended on December 31, 2019, 50% of which vested on January 1, 2021 and the remaining 50% of which will vest on January 1, 2022.

(6)	Reflects time-vesting RSUs granted pursuant to such officers’ employment agreements. These awards will vest on May 20, 2021.

(7)	Reflects PRSUs earned at the maximum performance level with respect to the award granted on February 28, 2018 for the three-year performance period ended December 31, 2020, 50% of which vested on February 2, 2021, 25% will vest on January 1, 2022 and 25% will vest on January 1, 2023. None of the 2018 Outperformance RSU awards, which had a performance period from January 1, 2019 through December 31, 2020, were earned for the period.

(8)	As results to date indicate performance at the maximum level, reflects PRSUs at maximum level granted on February 26, 2019 with respect to the performance period beginning on January 1, 2019 and ending on December 31, 2021. As more fully described above under “Compensation Discussion and Analysis—Long-Term Equity Compensation,” PRSUs will vest, if at all, based on the achievement of the performance criteria with respect to such performance period, and then, for units earned, 50% will vest on the date the Compensation Committee confirms achievement of the performance metrics with respect to the three-year performance period after December 31, 2021, 25% will vest on January 1, 2023, and 25% will vest on January 1, 2024.

(9)	As results to date indicate performance below threshold, reflects Outperformance RSUs at threshold level eligible to be granted in 2022 with respect to the performance period beginning on January 1, 2019 and ending on December 31, 2021. As more fully described above under “Compensation Discussion and Analysis—Long-Term Equity Compensation”, Outperformance RSUs may be granted based on achievement of FFO per share and SP NOI growth during the performance period. To the extent granted, 50% of Outperformance RSUs will vest on the date the Compensation Committee confirms achievement of the performance metrics with respect to the performance period after December 31, 2021, 25% will vest on January 1, 2023, and 25% will vest on January 1, 2024.

(10)	As results to date indicate performance at the target level, reflects PRSUs at target level granted on February 26, 2020 with respect to the performance period beginning on January 1, 2020 and ending on December 31, 2022. As more fully described above under “Compensation Discussion and Analysis—Long-Term Equity Compensation,” PRSUs will vest, if at all, based on the achievement of the performance criteria with respect to such performance period, and then, for units earned, 50% will vest on the date the Compensation Committee confirms achievement of the performance metrics with respect to the three-year performance period after December 31, 2022, 25% will vest on January 1, 2024, and 25% will vest on January 1, 2025.

(11)	As results to date indicate performance below threshold, reflects Outperformance RSUs at threshold level eligible to be granted in 2023 with respect to the performance period beginning on January 1, 2020 and ending on December 31, 2022. As more fully described above under “Compensation Discussion and Analysis—Long-Term Equity Compensation”, Outperformance RSUs may be granted based on achievement of FFO per share and SP NOI growth during the performance period. To the extent granted, 50% of Outperformance RSUs will vest on the date the Compensation Committee confirms achievement of the performance metrics with respect to the performance period after December 31, 2022, 25% will vest on January 1, 2024, and 25% will vest on January 1, 2025.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2020

The following table provides information regarding the amounts received by our named executive officers upon the vesting of stock or similar instruments during our most recent fiscal year. We do not have any outstanding options.

Name	Number of Shares Acquired on Vesting (#)(1)	Value Received on Vesting ($) (1)(2)
James M. Taylor Jr.	113,941	2,360,589
Angela Aman	50,522	930,451
Mark T. Horgan	47,944	898,501
Brian T. Finnegan	24,491	512,303
Steven F. Siegel	33,526	693,148

(1)	Reflects the vesting of (i) performance and time-vesting RSUs granted pursuant to the 2013 Omnibus Incentive Plan in respect of the performance period beginning on January 1, 2017 and ending on December 31, 2017 (“RSU 1”), (ii) time-vesting Service RSUs granted pursuant to the 2013 Omnibus Incentive Plan in 2018 (“RSU 2”), (iii) time-vesting Service RSUs granted pursuant to the 2013 Omnibus Incentive Plan in 2019 (“RSU 3”), (iv) performance and time-vesting RSUs granted pursuant to the 2013 Omnibus Incentive Plan in respect of the performance period beginning on January 1, 2017 and ending on December 31, 2019 (“RSU 4”) and (v) time-vesting RSUs granted pursuant to the 2013 Omnibus Incentive Plan pursuant to the employment agreements of Ms. Aman and Mr. Horgan (“RSU 5”), in each case, as further described below. The terms of the RSUs are described above under “—Compensation Discussion and Analysis—Long-Term Equity Compensation.”

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 63

(2)	Value received on vesting is based on the closing price of our common stock on the applicable vesting date.

Name	Award	Number of Vested Shares of Brixmor Property Group Inc. Common Stock (#)	Vesting Date	Value Received on Vesting ($)
James M. Taylor Jr.	RSU 1	14,162	1/1/2020	306,041
	RSU 2	25,284	1/1/2020	546,387
	RSU 3	22,883	1/1/2020	494,502
	RSU 4	51,612	2/26/20	1,013,660
Angela Aman	RSU 1	4,721	1/1/2020	102,021
	RSU 2	8,428	1/1/2020	182,130
	RSU 3	8,391	1/1/2020	181,330
	RSU 4	17,204	2/26/20	337,887
	RSU 5	11,778	5/20/2020	127,085
Mark Horgan	RSU 1	4,721	1/1/2020	102,021
	RSU 2	8,428	1/1/2020	182,130
	RSU 3	8,009	1/1/2020	173,074
	RSU 4	17,204	2/26/20	337,887
	RSU 5	9,582	5/20/2020	103,390
Brian T. Finnegan	RSU 1	2,361	1/1/2020	51,021
	RSU 2	5,899	1/1/2020	127,477
	RSU 3	7,628	1/1/2020	164,841
	RSU 4	8,603	2/26/20	168,963
Steven F. Siegel	RSU 1	4,367	1/1/2020	94,371
	RSU 2	6,953	1/1/2020	150,254
	RSU 3	6,293	1/1/2020	135,992
	RSU 4	15,913	2/26/20	312,531

PENSION BENEFITS FOR FISCAL 2020

We have no pension benefits for our executive officers.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2019

We have no nonqualified defined contribution or other nonqualified compensation plans for our executive officers.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 64

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits that would have been payable to our current named executive officers under existing plans and contractual arrangements assuming (1) a termination of employment and/or (2) a change of control (“CIC”) occurred, in each case, on December 31, 2020, the last business day of the 2020 fiscal year. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include distributions of plan balances under our 401(k) savings plan and similar items. Except as noted in footnote 4, for purposes of the table below, a “Qualifying Termination” refers to a termination by BPG Subsidiary without “cause” (as defined in the named executive officers’ employment agreements) or by a named executive officer as a result of a “constructive termination” (as defined under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Our Named Executive Officers”).

Name	Cash Incentive ($)(1)	Continuation of Health Benefits ($)(2)	Value of Accelerated Equity ($)(3)	Total ($)
James M. Taylor Jr.
Qualifying Termination, no CIC	6,773,091	38,388	9,584,966	16,396,445
Qualifying Termination, CIC	6,773,091	38,388	11,732,593	18,544,072
CIC without Termination	—	—	11,732,593	11,732,593
Death or Disability Termination	1,425,000	—	9,584,966	11,009,966
Angela Aman
Qualifying Termination, no CIC	2,701,874	24,722	3,541,468	6,268,064
Qualifying Termination, CIC	2,701,874	24,722	4,328,934	7,055,530
CIC without Termination	—	—	4,328,934	4,328,934
Death or Disability Termination	550,000	—	3,541,468	4,091,468
Mark Horgan
Qualifying Termination, no CIC	2,568,747	38,388	3,429,343	6,036,478
Qualifying Termination, CIC	2,568,747	38,388	4,181,010	6,788,145
CIC without Termination	—	—	4,181,010	4,181,010
Death or Disability Termination	525,000	—	3,429,343	3,954,343
Brian T. Finnegan
Qualifying Termination, no CIC	2,203,787	25,592	2,634,148	4,863,527
Qualifying Termination, CIC	2,203,787	25,592	3,350,018	5,579,397
CIC without Termination	—	—	3,350,018	3,350,018
Death or Disability Termination	375,000	—	2,634,148	3,009,148
Steven F. Siegel
Qualifying Termination, no CIC	1,882,114	20,361	2,689,607	4,592,082
Qualifying Termination, CIC	1,882,114	20,361	3,297,041	5,199,516
CIC without Termination	—	—	3,297,041	3,297,041
Death or Disability Termination	292,500	—	2,689,607	2,982,107

(1)	Under their employment agreements, each of Messrs. Taylor, Horgan, Finnegan and Siegel and Ms. Aman is entitled to receive a cash severance amount that consists of an annual bonus in an amount equal to his or her target bonus, prorated based on the number of days during the fiscal year that such executive was employed prior to the termination date, plus in the case of a Qualifying Termination, an amount equal to the sum of (x) 250% of base salary for Mr. Taylor or 200% of base salary for the other named executive officers, and (y) the sum of such executive’s annual bonuses payable (if any) in respect of the two fiscal years immediately prior to the termination date. The named executive officers receive no cash severance in the case of a change in control without termination.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 65

(2)	Reflects the cost of providing the executive officer with a continuation of medical, dental and vision insurance under COBRA for a period of twelve months (for Messrs. Finnegan and Siegel) or eighteen months (for Messrs. Taylor and Horgan and Ms. Aman) following the date of termination.
(3)	If a named executive officer were terminated as a result of a Qualifying Termination or a Change in Control, such individual would receive all of the Service RSUs and a portion of the PRSUs granted in 2017, 2018, 2019 and 2020. The number of PRSUs received by such named executive officer would be determined based on actual performance through the termination date, and, in the case of a Qualifying Termination (but not in the case of a Change in Control), prorated for the performance period through December 31, 2020. The named executive officer would also be eligible to be granted a portion of the Outperformance RSUs with respect to the 2018, 2019 and 2020 Service RSU awards based on actual performance through the termination date and, in the case of a Qualifying Termination (but not in the case of a Change in Control), prorated for the performance period through December 31, 2020. None of the 2018, 2019 or 2020 Outperformance Awards would have been earned for an officer terminated on December 31, 2020. In addition to the amounts reported in the table above, the named executive officer would also be entitled to receive cash in the amount of any dividend equivalents payable through December 31, 2020 on any PRSUs or Outperformance RSUs (which amounts are not included herein).

In addition, if Ms. Aman or Mr. Horgan were terminated as a result of a Qualifying Termination, such individual would be entitled to receive 11,778 and 9,582 time-vesting RSU awards, respectively, granted pursuant to such officer’s employment agreement.

For purposes of the foregoing, “Qualifying Termination” means a termination of the individual’s employment (w) by the Company without “Cause” (as that term is defined in the Company’s 2013 Omnibus Incentive Plan, except that termination of the individual’s employment by the Company for poor performance (as determined by a majority of the management committee) shall constitute a termination by the Company for “Cause”) or while the individual has a Disability (as defined in the Company’s 2013 Omnibus Incentive Plan), (x) if the individual’s written employment agreement with the Company (or any affiliate) includes a definition of  “good reason” or “constructive termination,” by the individual for “good reason” or “constructive termination” (as defined in such written employment agreement), (y) which is a retirement (except in the case of Service RSUs and Outperformance RSUs), or (z) resulting from the individual’s death.

COMPENSATION OF DIRECTORS

In 2020, our directors who were also our employees received no compensation for their services as directors. Messrs. Berman, Dickson, Hurwitz, Rahm and Schreiber and Mses. Crosland and Sulzberger, who were compensated for their services as directors in 2020, received annual fees as follows:

•	$60,000 in cash, paid quarterly in arrears;

•	5,000 shares of restricted stock, which vest on the anniversary of the grant date;

•	$17,500 in cash in fees for service on the audit committee (or $22,500 in cash for serving as chairperson of the audit committee);

•	$12,500 in cash in fees for service on the nominating and corporate governance committee; and

•	$12,500 in cash in fees for service on the compensation committee.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 66

The table below sets forth information regarding director compensation, except for Mr. Taylor, which is detailed in the “Summary Compensation Table,” for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John G. Schreiber	85,000	93,250 (b)	—	—	—	—	178,250
Michael Berman	82,500	78,100 (c)	—	—	—	—	160,600
Julie Bowerman	72,500	93,250(b)	—	—	—	—	165,750
Sheryl M. Crosland	77,500	78,100 (c)	—	—	—	—	155,600
Thomas W. Dickson	72,500	42,800 (d)	—	—	—	—	115,300
Daniel B. Hurwitz	72,500	60,300 (e)	—	—	—	—	132,800
William D. Rahm	85,000	42,800 (d)	—	—	—	—	127,800
Gabrielle Sulzberger	90,000	60,300 (e)	—	—	—	—	150,300
(a)	Equity Awards represent the grant date fair value for the shares of restricted stock granted during 2020 calculated in accordance with FASB ASC Topic 718.

(b)	Represents 5,000 shares of restricted stock granted on March 2, 2020, valued at a grant date fair value of $18.65 per share.

(c)	Represents 5,000 shares of restricted stock granted on December 1, 2020, valued at a grant date fair value of $15.62 per share.

(d)	Represents 5,000 shares of restricted stock granted on April 1, 2020, valued at a grant date fair value of $8.56 per share.

(e)	Represents 5,000 shares of restricted stock granted on June 1, 2020, valued at a grant date fair value of $12.06 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. Dickson, Hurwitz, Rahm and Schreiber. None of these directors was, during the fiscal year, an officer or employee of the Company. The Board of Directors determined that Mr. Hurwitz’s former service as interim Chief Executive Officer of the Company in 2016 would not affect Mr. Hurwitz’s ability to be independent from management in connection with the duties of a Compensation Committee member. None of the other members of the Compensation Committee were formerly an officer of the Company. No executive officer of the Company served as a member of the Compensation Committee (or other Board Committee performing equivalent functions or, in the absence of any such Committee, the entire Board of Directors) or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a Director of the Company.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 67

>	PAY RATIO

Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

In identifying our median employee in 2020, we calculated the annual total compensation of each employee for the twelve month period that ended on December 31, 2020. Total compensation for these purposes included base salary, bonus and equity awards, as applicable, and was calculated using internal payroll records. We selected the median employee based on the 474 full-time, 1 part-time and 5 temporary employees who were employed as of December 31, 2020. We have no non-U.S. employees. The average tenure of our employees as of such date was 6.11 years.

The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $5,093,326. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $110,284. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2020 is 46.18 to 1.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 68

>	OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of outstanding Brixmor common stock as of February 10, 2021 by: (1) each person known to us to beneficially own more than 5% of the outstanding voting securities of Brixmor Property Group Inc., (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers, as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth below, the address of each beneficial owner is c/o Brixmor Property Group Inc., 450 Lexington Avenue, New York, New York 10017.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of All Shares of Common Stock(1)
Principal Stockholders
The Vanguard Group(2)	42,479,341	14.3%
Blackrock, Inc.(3)	36,886,903	12.4%
JPMorgan Chase & Co.(4)	28,778,190	9.7%

Directors and Named Executive Officers (5):
James M. Taylor Jr.	415,757	*
John G. Schreiber (6)	75,000	*
Michael Berman	50,475	*
Julie Bowerman	10,000	*
Sheryl M. Crosland(7)	29,090	*
Thomas W. Dickson	30,000	*
Daniel B. Hurwitz(8)	51,478	*
William D. Rahm	35,000	*
Gabrielle Sulzberger	32,161	*
Angela Aman	105,691	*
Mark Horgan	123,300	*
Brian T. Finnegan	133,019	*
Steven F. Siegel	365,632	*
Directors and Executive Officers as a Group (14 persons)	1,706,371	*

*Less than 1%.

(1)	Based on 296,933,645 shares of our common stock outstanding as of February 10, 2021.

(2)	Based solely on a Schedule 13G filed with the SEC on February 10, 2021. The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 846,997 shares, sole dispositive power with respect to 41,394,237 shares and shared dispositive power with respect to 1,085,104 shares. The Vanguard Group has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, Vanguard Investments UK, Limited. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 69

(3)	Based solely on a Schedule 13G filed with the SEC on January 27, 2021. Blackrock, Inc. has sole voting power with respect to 34,779,874 shares and sole dispositive power with respect to 36,886,903 shares. Blackrock, Inc. has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	Based solely on a Schedule 13G filed with the SEC on January 20, 2021. JPMorgan Chase & Co. has sole voting power with respect to 22,039,803 shares and sole dispositive power with respect to 28,776,707 shares. JPMorgan Chase & Co. has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: J.P. Morgan Investment Management Inc.; JPMorgan Chase Bank, National Association; and JPMorgan Asset Management (UK) Limited. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(5)	Our named executive officers for 2020 were James M. Taylor Jr., Angela Aman, Mark Horgan, Brian T. Finnegan and Steven F. Siegel.

(6)	Includes 50,000 shares held by Centaur Partners IV, LP.

(7)	Includes 4,090 shares held by husband.

(8)	Includes 25,000 shares held by Raider Hill Advisors.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors and our chief accounting officer filed all reports required by Section 16(a) of the Exchange Act on a timely basis.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 70

REVIEW, APPROVAL, OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the policy, a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board of Directors. No related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under our categorical independence standards included in our Corporate Governance Guidelines and the rules and regulations of the SEC, the NYSE and the Internal Revenue Code of 1986.

RELATED PERSON TRANSACTIONS

In 2013, we entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Except as set forth above, since January 1, 2020, there have been no related person transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 71

>	EQUITY COMPENSATION TABLE

The following table sets forth information regarding outstanding shares reserved for future issuance under the Company’s equity compensation plans as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	4,181,982	--	9,394,004
Equity compensation plan not approved by security holders	--	--	--
Total	4,181,982	--	9,394,004

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 72

>	STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2022 Annual Meeting of Stockholders, the proposal must be mailed to our Secretary, Brixmor Property Group Inc., 450 Lexington Avenue, New York, New York 10017 in accordance with the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) or the advance notice provisions of our Bylaws. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2022 Annual Meeting proxy statement and form of proxy to be made available in 2022, the proposal must be received by our Corporate Secretary on or before November 15, 2021. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws currently provide that, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Company, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the one hundred fiftieth (150th) day nor later than the close of business, Eastern Time, on the one hundred twentieth (120th) day prior to the first anniversary of the date the company’s proxy statement is released to stockholders determined in accordance with Rule 14a-8 promulgated under the Exchange Act, for the preceding year’s annual meeting, or no earlier than October 16, 2021 or later than November 15, 2021; provided, however, that if the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary date of the preceding year’s annual meeting, in order for the notice to be timely, such notice must be so delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than the close of business, Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting, as originally convened, or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice. Notwithstanding the foregoing, if the number of directors to be elected to the Board of Directors in increased, and there is no public announcement of such action at least one hundred thirty (130) days prior to the first anniversary of the date the company’s proxy statement is released to stockholders for the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary of the Company at the principal executive offices of the Company not later than 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which such public announcement is first made by the Company.

A stockholder’s notice must contain certain information specified by our bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in us.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 73

>	HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other nominee that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker, bank or other nominee. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting our Corporate Secretary at 450 Lexington Avenue, New York, New York 10017, (212) 869-3000.

>	OTHER BUSINESS

The Board does not know of any other matters that may be properly brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Steven F. Siegel

Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.brixmor.com) and click on “Financial Information” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Secretary

Brixmor Property Group Inc.

450 Lexington Avenue

New York, New York 10017

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 74

>	GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board”) of Brixmor Property Group Inc., a Maryland corporation (the “Company”), of proxies to be voted at our Annual Meeting of Stockholders to be held on April 27, 2021 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares. The Annual Meeting will be a virtual meeting of stockholders, and will be held at 9:00 a.m. Eastern Daylight Time via live webcast. For instructions on how to access the live webcast and attend the virtual Annual Meeting, see “How do I attend and vote shares at the virtual Annual Meeting?”

What am I voting on?

There are three proposals to be considered and voted on at the Annual Meeting:

•	Proposal No. 1: Election of nine directors to serve until our next annual meeting and until their successors are duly elected and qualify.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

•	Proposal No. 3: Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement.

Who is entitled to vote?

Stockholders as of the close of business on February 10, 2021 (the “Record Date”), may vote at the Annual Meeting, or any postponement or adjournment thereof. As of that date, there were 296,933,645 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or other nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 75

Why are you holding a virtual Annual Meeting?

To support the health and well-being of stockholders during the ongoing COVID-19 pandemic, as well as to encourage higher levels of stockholder participation while also helping us reduce the financial and environmental costs associated with the Annual Meeting, this year’s Annual Meeting will be held in a virtual meeting format only.

Stockholders at the virtual-only meeting will have the same rights as at an in-person meeting, including the rights to vote and ask questions at the virtual meeting. We believe that hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and the Company. You may vote during the meeting by following the instructions that will be available on the virtual meeting website during the meeting. In addition, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. Just like we did at last year’s virtual meeting and during our prior in-person meetings, during the live Q&A session of the Annual Meeting, we will answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. In the event any pertinent questions cannot be answered during the meeting due to time constraints, such questions and management’s answers will be made publicly available on our investor relations website (along with a replay of the Annual Meeting) promptly after the virtual Annual Meeting.

If you wish to submit a question, you may do so in a few ways. If you want to submit a question before the meeting, then after properly registering as set forth below you will be able to submit a question via the virtual meeting platform. Alternatively, if you want to submit your question or make a comment during the meeting, log into the virtual meeting platform using your unique join link described below and type your question into the “Questions/Comments” section on your screen. Off-topic, personal or other inappropriate questions will not be answered.

How do I attend and vote shares at the virtual Annual Meeting?

The Annual Meeting will convene at 9:00 a.m. Eastern Daylight Time on April 27, 2021. You will be able to attend the virtual Annual Meeting by first registering at http://www.viewproxy.com/brixmor/2021/htype.asp. Please be aware that in order to attend the virtual Annual Meeting, you must register no later than 11:59 p.m. on April 22, 2021. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting.

If you are a registered holder, your virtual control number will be on your Notice of Internet Availability of Proxy Materials or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the annual meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 annual meeting and ask questions (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 76

demonstrate proof of stock ownership, are posted at http://www.viewproxy.com/brixmor/2021/htype.asp. On the day of the annual meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

The virtual meeting is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet or WiFi connection wherever they intend to participate in the virtual Annual Meeting. Participants should also give themselves plenty of time to dial-in to the virtual meeting or log in and ensure that they can hear audio prior to the start of the virtual Annual Meeting.

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in by 8:45 a.m. Eastern Daylight Time on April 27, 2021, the day of the meeting, so that any technical difficulties may be addressed before the annual meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email virtualmeeting@viewproxy.com or call 866-612-8937.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. We will provide a physical location to view the webcast if requested by a stockholder in writing by contacting the Secretary at Brixmor Property Group Inc., 450 Lexington Avenue, New York, New York 10017. Please note that no members of management or the Board will be in attendance at the physical location.

A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers (including any questions that could not be answered during the meeting due to time constraints), will be made publicly available on our investor relations website promptly after the virtual Annual Meeting.

What constitutes a quorum?

The presence in person via attendance at the virtual Annual Meeting or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum to transact business at the Annual Meeting. Stockholders who properly authorize a proxy but who instruct their proxy holder to abstain from voting on one or more matters are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes,” described below, also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?,” if you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote (a “broker non-vote”).

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 77

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker, bank or other nominee are not voted with respect to a proposal because (1) the broker, bank or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker, bank or other nominee lacks the authority to vote the shares at his or her discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1, and 3 are considered non-discretionary matters and a broker, bank or other nominee will lack the authority to vote shares at his or her discretion on such proposals. Proposal No. 2 is considered a discretionary matter and a broker, bank or other nominee will be permitted to exercise his or her discretion.

How many votes are required to approve each proposal?

The affirmative vote of a majority of the votes cast will be required to approve each of the proposals. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

How are votes counted?

You may instruct your proxy to vote “FOR” or “AGAINST” or to “ABSTAIN” with respect to the election of directors (Proposal No. 1), ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 (Proposal No. 2) and the advisory vote on the compensation paid to our named executive officers (Proposal No. 3). Abstentions and broker non-votes will have no effect on the outcome of the proposals.

If you properly authorize a proxy (whether by internet, telephone or mail) without specifying voting instructions on any matter to be considered at the Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be brought before the Annual Meeting. The Board has recommended a vote “FOR” each director nominee listed herein and “FOR” Proposal Nos. 2 and 3.

Who will count the vote?

Representatives of Alliance Advisors will tabulate the votes, and representatives of Alliance Advisors will serve as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees for election as directors set forth in this proxy statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement.

How do I authorize a proxy to vote my shares without attending the Annual Meeting?

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 78

If you are a stockholder of record, you may authorize a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•	By Internet—If you have Internet access, you may authorize your proxy by going to www.AALvote.com/BRX and by following the instructions on how to complete an electronic proxy card. You will need the control number included on your Notice of Internet Availability or proxy card in order to vote online.

•	By Telephone—If you have access to a touch-tone telephone, you may authorize your proxy by dialing 1-866-804-9616 and by following the recorded instructions. You will need the control number included on your Notice of Internet Availability or proxy card in order to vote by telephone.

•	By Mail—If you have requested or received a paper copy of the proxy materials by mail, you may authorize your proxy by mail by completing, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the envelope that has been provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. on April 26, 2021 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than April 26, 2021.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you authorize a proxy by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have authorized a proxy by Internet, telephone or mail, if you are a stockholder of record, you may change your voting instructions or revoke your proxy by:

•	Sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than April 26, 2021;

•	Authorizing a proxy again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. on April 26, 2021;

•	Submitting a properly signed proxy card with a later date that is received no later than April 26, 2021; or

•	Attending the Annual Meeting, revoking your proxy and voting during the live webcast.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 79

If you hold shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also change your vote or revoke your proxy during the live webcast of the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Could other matters be decided at the Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters that may be properly presented at the Annual Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

BRIXMOR PROPERTY GROUP ï 2021 PROXY STATEMENT ï PAGE 80

BRIXMOR®
Property Group

450 Lexington Avenue, New York, NY 10017 ¦ 800.468.7526 ¦ Brixmor.com

BRIXMOR PROPERTY GROUP INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIXMOR PROPERTY GROUP INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, APRIL 27, 2021

The undersigned hereby appoints Steven F. Siegel and Patrick Bennison as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of common stock of Brixmor Property Group Inc. held of record by the undersigned on February 10, 2021 (the "Record Date"), at the 2021 annual meeting of stockholders to be held on April 27, 2021 (the "Annual Meeting") and at any adjournment or postponement thereof, and further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such annual meeting of stockholders (including any motion to amend the resolutions proposed at the meeting and any motions to adjourn the meeting) and at any adjournment or postponement thereof. The Annual Meeting will be held virtually via the Internet. In order to attend the meeting, you must register at http://www.viewproxy.com/brixmor/2021/htype.asp by 11:59 PM ET on April 22, 2021. If you have properly registered, you will receive a registration confirmation with a link to attend the virtual Annual Meeting. On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and entering the password you received via email in your registration confirmation. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the General Information Section under "How do I attend and vote shares at the virtual Annual Meeting?".

This proxy card, when properly executed and delivered, will be voted in the manner directed on the reverse side. If no designation is made, the shares will be voted as the Board of Directors recommends, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the meeting.

Address changes/comments: ______________________________

____

Please mark, date, sign, and mail your proxy promptly in the envelope provided
IMPORTANT: SIGNATURE REQUIRED ON THE OTHER SIDE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

KEEP THIS PORTION FOR YOUR RECORDS.

Important Notice for Brixmor Property Group Inc. Stockholders
2021 Annual Meeting of Stockholders
Tuesday, April 27, 2021
9:00 a.m. Eastern Daylight Time

Important Notice Regarding the Availability of Proxy Materials:

The Proxy Statement, our Annual Report on Form 10-K for the year ended 2020 and our 2020 Annual Report to Stockholders are available at: www.viewproxy.com/brixmor/2021

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

Please mark your votes like this ☒

	FOR	AGAINST	ABSTAIN
01 James M. Taylor Jr.	☐	☐	☐
02 John G. Schreiber	☐	☐	☐
03 Michael Berman	☐	☐	☐
04 Julie Bowerman	☐	☐	☐
05 Sheryl M. Crosland	☐	☐	☐
06 Thomas W. Dickson	☐	☐	☐
07 Daniel B. Hurwitz	☐	☐	☐
08 William D. Rahm	☐	☐	☐
09 Gabrielle Sulzberger	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.	☐	☐	☐

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

Signature

Signature (if held jointly)

Date: ______________________, 2021

VIRTUAL CONTROL NUMBER

For address changes and/or comments, please check ☐ this box and write them on the back where indicated

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SCAN TO
VIEW MATERIALS & VOTE

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/BRX

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.